     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 26, 2001
                                       REGISTRATION NOS. 333-      AND 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------



                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       COUNTRYWIDE CREDIT INDUSTRIES, INC.

                          COUNTRYWIDE HOME LOANS, INC.
           (Exact name of registrants as specified in their charters)
                            ------------------------

               DELAWARE                                NEW YORK
    (State or other jurisdiction of         (State or other jurisdiction of
    incorporation or organization)           incorporation or organization)
              13-2641992                               13-2631719
 (I.R.S. Employer Identification No.)       (I.R.S. Employer Identification

                                4500 PARK GRANADA
                               CALABASAS, CA 91302
                                 (818) 225-3000
                        (Address, including zip code, and
                    telephone number, including area code, of
                    registrants' principal executive offices)
                                SANDOR E. SAMUELS
                                 GENERAL COUNSEL
                     COUNTRYWIDE CREDIT INDUSTRIES, INC. AND
                          COUNTRYWIDE HOME LOANS, INC.
                                4500 PARK GRANADA
                               CALABASAS, CA 91302
                                 (818) 225-3000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------
                                   COPIES TO:
                              MICHAEL J. O'SULLIVAN
                           MUNGER, TOLLES & OLSON LLP
                       355 SOUTH GRAND AVENUE, 35TH FLOOR
                          LOS ANGELES, CALIFORNIA 90071
                                 (213) 683-9100
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined by market conditions.

                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                                                        (Continued on next page)

                            ------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

(Continued from previous page)

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
==============================================================================================
                                                       PROPOSED      PROPOSED
                                          MAXIMUM     MAXIMUM        MAXIMUM       AMOUNT OF
  TITLE OF EACH CLASS OF SECURITIES     AMOUNT TO BE   OFFERING     AGGREGATE     REGISTRATION
           TO BE REGISTERED             REGISTERED(1) PRICE PER      OFFERING         FEE
                                                       UNIT(2)      PRICE (2)
----------------------------------------------------------------------------------------------
Liquid Yield Option(TM) Notes Due 2031
("LYONs")..........................     $675,000,000    70.94%      $478,828,125    $119,708
----------------------------------------------------------------------------------------------
Guarantees of LYONs................     $675,000,000     (3)           (3)               --
----------------------------------------------------------------------------------------------
Common Stock, par value $.05 per share
(4) ...............................               --     --            --                --
==============================================================================================

(TM) Trademark of Merrill Lynch & Co., Inc.

(1) The LYONs were issued at an original price of $741.37 per $1,000 principal amount at maturity, representing an aggregate initial issue price of $500,424,750 and an aggregate principal amount at maturity of $675,000,000.

(2) This estimate is made pursuant to Rule 457(c) of the Securities Act solely for the purpose of calculating the registration fee. The above calculation is based on the average of the bid and ask prices for the Registrant's LYONs in secondary market transactions executed by Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") of the LYONs on April 23, 2001, as reported to the Registrant by Merrill Lynch.

(3) No separate consideration will be received for the Guarantees of LYONs.

(4) Also includes such indeterminate number of shares of common stock as may be issued upon conversion of and/or exchange for LYONs registered hereby, which shares are not subject to an additional fee pursuant to Rule 457(i) of the Securities Act.

                            ------------------------

                                EXPLANATORY NOTE

        This Registration Statement contains a prospectus to be used in connection with the resale by selling securityholders of Liquid Yield Option(TM) Notes Due 2031 ("LYONs") issued by Countrywide Credit Industries, Inc. and guaranteed by Countrywide Home Loans, Inc.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITYHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.




                   SUBJECT TO COMPLETION, DATED APRIL 26, 2001
PROSPECTUS

                                  $675,000,000
                           AGGREGATE PRINCIPAL AMOUNT
                                   AT MATURITY

                   [COUNTRYWIDE CREDIT INDUSTRIES, INC. LOGO]

                     LIQUID YIELD OPTION(TM) NOTES DUE 2031
                             (ZERO COUPON -- SENIOR)
                                       AND
                           COMMON SHARES ISSUABLE UPON
                     CONVERSION AND/OR PURCHASE OF THE LYONS
                                ----------------

                      FULLY AND UNCONDITIONALLY GUARANTEED
                  TO THE EXTENT DESCRIBED IN THIS PROSPECTUS BY
                          COUNTRYWIDE HOME LOANS, INC.
                                ----------------

                                  THE OFFERING:

   We issued the LYONs in a private placement in February 2001 at an issue price of $741.37 per LYON (74.137% of the principal amount at maturity). Selling securityholders will use this prospectus to resell their LYONs and the shares of common stock issuable upon conversion and/or purchase by us of their LYONs. We will not pay interest on the LYONs prior to maturity unless contingent interest becomes payable. Instead, on February 8, 2031, the maturity date of the LYONs, a holder will receive $1,000 per LYON. The issue price of each LYON represents a yield to maturity of 1.00% per year calculated on a semi-annual bond-equivalent basis from February 8, 2001, excluding any contingent interest. The LYONs will rank equally in right of payment to all of our existing and future unsecured and unsubordinated indebtedness.

                                   GUARANTEE:

   Our wholly owned subsidiary, Countrywide Home Loans, Inc., or "CHL," fully and unconditionally guarantees our obligations to make cash payments on the LYONs to the extent described in this prospectus.

                          CONVERTIBILITY OF THE LYONS:

   Holders may convert each of their LYONs into 11.57 shares of our common stock (subject to adjustment): (1) if, as of the last day of the preceding calendar quarter, the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of that preceding calendar quarter is more than a specified percentage, initially 135% and declining 0.21% each quarter thereafter, of the accreted conversion price per share of common stock on the last trading day of that preceding calendar quarter, (2) during any period in which the credit rating assigned to the LYONs by either Moody's or Standard & Poor's falls below an investment grade rating level, (3) if such LYONs have been called for redemption or (4) upon the occurrence of certain corporate transactions described in this prospectus. The accreted conversion price per share as of any day will equal the sum of the issue price of a LYON plus the accrued original issue discount to that day, divided by the applicable conversion rate. Our common stock is listed on the New York Stock Exchange under the symbol "CCR." On April 25, 2001, the last reported sale price of our common stock was $43.00.

                              CONTINGENT INTEREST:

   We will pay contingent interest to the holders of LYONs during any six-month period commencing February 8, 2006 if the average market price of a LYON for a certain measurement period immediately preceding such six-month period equals 120% or more of the sum of the issue price and accrued original issue discount for such LYON. The contingent interest payable per LYON in respect of any six-month period will be equal to the greater of (1) 0.125% of the average market price of a LYON for the measurement period referred to above or (2) the sum of all regular cash dividends paid by us per share on our common stock during that six-month period multiplied by the number of shares of common stock then issuable upon conversion of a LYON. You should read the discussion of selected United States federal income tax consequences relevant to the LYONs beginning on page 33.

            PURCHASE OF THE LYONS BY CCI AT THE OPTION OF THE HOLDER:

   Holders may require us to purchase all or a portion of their LYONs on any February 8 occurring in the years 2004, 2006, 2011, 2016, 2021 and 2026 at the prices set forth in "Description of LYONs -- Purchase of LYONs at the Option of the Holders." We may choose to pay the purchase price in cash or in common stock or a combination of cash and common stock. In addition, upon a change in control of CCI or CHL on or before February 8, 2006, each holder may require us to repurchase for cash all or a portion of such holder's LYONs.

                  REDEMPTION OF THE LYONS AT THE OPTION OF CCI:

   We may redeem all or a portion of the LYONs at any time on or after February 8, 2006 at the prices set forth in "Description of LYONs -- Redemption at the Option of CCI."



                                ----------------

   INVESTING IN THE LYONS INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 10 OF THIS PROSPECTUS.

                                ----------------

   We will not receive any of the proceeds from the sale of the LYONs or shares of common stock by any of the selling securityholders. The LYONs and shares of common stock may be offered in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In addition, shares of common stock may be offered from time to time through ordinary brokerage transactions on the New York Stock Exchange. See "Plan of Distribution." The selling securityholders may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended. Any profits realized by the selling securityholders may be deemed to be underwriting commissions. If the selling securityholders use any broker-dealers, any commissions paid to broker-dealers and, if broker-dealers purchase any LYONs or shares of common stock as principals, any profits received by such broker-dealers on the resale of the LYONs or shares of common stock, may be deemed to be underwriting discounts or commissions under the Securities Act.

   Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is April , 2001.

                   (TM) TRADEMARK OF MERRILL LYNCH & CO., INC.

                                TABLE OF CONTENTS


                                                                                   Page
                                                                                   ----
Where You Can Find More Information.............................................      3
Forward-Looking Information.....................................................      4
Summary.........................................................................      5
Risk Factors....................................................................     10
Use of Proceeds.................................................................     11
Ratio of Earnings to Fixed Charges..............................................     11
Price Range and Dividend History of Our Common Stock............................     11
Capitalization..................................................................     12
Countrywide Credit Industries, Inc. and Countrywide Home Loans, Inc.............     13
Description of LYONs............................................................     14
Description of Capital Stock....................................................     30
Certain United States Federal Income Tax Consequences...........................     32
Selling Securityholders.........................................................     37
Plan of Distribution............................................................     39
Legal Matters...................................................................     40
Experts.........................................................................     40


   You should rely only on the information contained or incorporated by reference in this prospectus. Countrywide Credit Industries, Inc. and Countrywide Home Loans, Inc. have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Countrywide Credit Industries, Inc. and Countrywide Home Loans, Inc. are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

   You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. The business, financial condition, results of operations and prospects of Countrywide Credit Industries, Inc. and Countrywide Home Loans, Inc. may have changed since that date.

   References in this prospectus to "CCI," "the Company," "we," "us" and "our" refer to Countrywide Credit Industries, Inc. and its consolidated subsidiaries, unless otherwise specified.

   References in this prospectus to "Countrywide Home Loans," "CHL" or "the Guarantor" refer to Countrywide Home Loans, Inc. and its consolidated subsidiaries, unless otherwise specified.

                       WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any public offering document we file without charge at any of the SEC's Public Reference Section's following locations:

    Public Reference Room       Northeast Regional Office      Midwest Regional Office
    450 Fifth Street, N.W          7 World Trade Center        500 West Madison Street
          Room 1024                     Suite 1300                    Suite 1400
   Washington, D.C. 20549        New York, New York 10048       Chicago, Illinois 60661


   You can also request copies of all, or any portion, of these documents by writing the Public Reference Section and paying certain prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Section. Additionally, these documents are available to the public from the SEC's web site at http://www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   We are "incorporating by reference" into this prospectus certain information that we file with the SEC. This means that we are disclosing important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, except for any information superceded by information contained directly in this prospectus. Information that we file later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

    -   Annual Report on Form 10-K for the year ended February 29, 2000;

    - Quarterly Reports on Form 10-Q for the quarters ended May 31, 2000, August 31, 2000 and November 30, 2000; and

    - Current Reports on Form 8-K filed on June 1, 2000, June 27, 2000, July 20, 2000 and February 7, 2001.

    You may request a copy of these filings, or any other documents or other information referred to in, or incorporated by reference into, this prospectus, at no cost, by writing or calling us at the following address or telephone number:

                       Countrywide Credit Industries, Inc.
                                4500 Park Granada
                           Calabasas, California 91302
                                 (818) 225-3000

    Exhibits to the documents incorporated by reference will not be sent, however, unless those exhibits have been specifically referenced in this prospectus.

                           FORWARD-LOOKING INFORMATION

    Some of the statements in this prospectus and any documents incorporated by reference constitute "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to future events or our financial performance, and involve certain known and unknown risks, uncertainties and other factors, including those identified below, which may cause our or our industry's actual or future results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statements or from historical results. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "could," "would," "should," "believe," "expect," "plan," "anticipate," "intend," "estimate," "predict," "potential" and other expressions which indicate future events and trends. We do not, nor does any other person, assume responsibility for the accuracy and completeness of any forward-looking statements. We have no duty to update or revise any forward-looking statements after the date of this prospectus or to conform them to actual results, new information, future events or otherwise. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed in the section titled "Management's Discussion and Analysis of Financial Conditions and Results of Operations" of our 2000 Form 10-Qs and our most recent Form 10-K, which describe risks and factors that could cause results to differ materially from those projected in such forward looking statements.

    The following factors, among others, could cause our or our industry's future results to differ materially from historical results or those anticipated:

    - the level of demand for mortgage credit, insurance and securities products;

    -   the direction of interest rates;

    -   the relationship between mortgage interest rates and the cost of funds;

    - federal and state regulation of our mortgage banking, closing services, capital markets, insurance operations and other businesses; and

    - competition within the mortgage banking industry, capital markets and insurance industries.

    We caution you that these risks may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Our management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

                                     SUMMARY

    The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus, as well as the information incorporated by reference, before making an investment decision. Market information is generally based on company generated estimates and not third party sources.

                       COUNTRYWIDE CREDIT INDUSTRIES, INC.

    We are a holding company that offers various financial services through our subsidiaries. We have six major operational segments that are grouped into consumer and institutional businesses. Consumer businesses include Mortgage Originations, Mortgage-Related Investments and Business to Consumer Insurance. Our Institutional businesses include Processing and Technology, Capital Markets and Business to Business Insurance.

    We are a Delaware corporation, and our principal executive offices are located at 4500 Park Granada, Calabasas, California 91302. Our telephone number is (818) 225-3000.

                          COUNTRYWIDE HOME LOANS, INC.

    Countrywide Home Loans, Inc. is our principal subsidiary. Countrywide Home Loans and its subsidiaries originate, purchase, securitize, sell and service residential mortgage loans, which are principally prime credit mortgages. It also offers home equity loans and lines of credit, either as stand-alone products or in connection with the origination of prime credit first mortgages, as well as second mortgages and sub-prime credit first mortgages.

    Countrywide Home Loans is a New York corporation, and its principal executive offices are located at 4500 Park Granada, Calabasas, California 91302. Its telephone number is (818) 225-3000.

                                  THE OFFERING

LYONs......................................   $675,000,000 aggregate principal amount at maturity of LYONs due February 8, 2031. We will not pay interest on the LYONs prior to maturity unless contingent interest becomes payable.
                                              On February 8, 2001, each LYON was issued at a price of
                                              $741.37 per LYON and a principal amount at maturity of $1,000.

Maturity of LYONs..........................   February 8, 2031.

Yield to Maturity of LYONs.................   1.00% per year (computed on a semi-annual bond equivalent
                                              basis) calculated from February 8, 2001, excluding any
                                              contingent interest.

Conversion Rights..........................   For each LYON surrendered for conversion, if the conditions are satisfied, a holder will receive 11.57 shares of our
                                              common stock. The conversion rate may be adjusted for certain reasons specified in the indenture, but will not be adjusted for accrued original issue discount. Upon conversion, a
                                              holder will not receive any cash payment representing accrued original issue discount. Instead, accrued original issue
                                              discount will be deemed paid by the shares of common stock received by the holder on conversion. See "Description of
                                              LYONs -- Conversion Rights."

                                              Holders may surrender LYONs for conversion into shares
                                              of common stock in any calendar quarter (and only during
                                              such calendar quarter), if, as of the last day of the
                                              preceding calendar quarter, the closing sale price of
                                              our common stock for at least 20 trading days in a
                                              period of 30 consecutive trading days ending on the last
                                              trading day of such preceding quarter is more than a
                                              specified percentage, beginning at 135% and declining
                                              0.21% per quarter thereafter, of the accreted conversion
                                              price per share of common stock on the last trading day
                                              of such preceding calendar quarter. The accreted
                                              conversion price per share as of any day will equal the
                                              sum of the issue price of a LYON plus the accrued
                                              original issue discount to that day, with that sum
                                              divided by the number of shares of common stock issuable
                                              upon a conversion of a LYON.

                                              Holders may also surrender a LYON for conversion during
                                              any period in which the credit rating assigned to the
                                              LYONs by either Moody's or Standard & Poor's falls below
                                              an investment grade rating level.

                                              LYONs or portions of LYONs in integral multiples of
                                              $1,000 principal amount at maturity called for
                                              redemption may be surrendered for conversion until the
                                              close of business on the second business day prior to
                                              the redemption date. In addition, if we make a
                                              significant distribution to our shareholders or if we or
                                              CHL are a party to certain consolidations, mergers or
                                              binding share exchanges, LYONs may be surrendered for
                                              conversion as provided in "Description of LYONs --
                                              Conversion Rights." The ability to surrender LYONs for
                                              conversion will expire at the close of business on the
                                              business day immediately preceding February 8, 2031,
                                              unless they have previously been called for redemption
                                              or repurchase. See "Certain United States Federal Income
                                              Tax Consequences" and "Description of LYONs --
                                              Conversion Rights -- Conversion Upon Notice of
                                              Redemption."

Original Issue Discount....................   We issued the LYONs at an issue price significantly below the principal amount at maturity of the LYONs. The difference
                                              between the issue price and the principal amount at maturity of a LYON is referred to as original issue discount. This
                                              original issue discount accrues daily at a rate of 1.00% per year beginning on February 8, 2001, calculated on a
                                              semi-annual bond equivalent basis, using a 360-day year
                                              comprised of twelve 30-day months. The accrual of imputed
                                              interest income, also referred to as tax original issue
                                              discount, as calculated for United States federal income tax purposes, will exceed the accrued original issue discount.
                                              See "Certain United States Federal Income Tax Consequences --
                                              Accrual of Interest on the LYONs."

Contingent Interest........................   We will pay contingent interest to the holders of LYONs
                                              during any six-month period from February 8 to August 7 and from August 8 to February 7, with the initial six-month
                                              period commencing February 8, 2006, if the average market
                                              price of a LYON for the five trading days ending on the
                                              second trading day immediately preceding the first day of the applicable six-month period equals 120% or more of the sum of the issue price and accrued original issue discount for such
                                              LYON to the day immediately preceding the first day of the applicable six-month period. Notwithstanding the above, if we declare a dividend for which the record date falls prior to the first day of a six-month period but the payment date
                                              falls within such six-month period, then the five trading day period for determining the average market price of a LYON
                                              will be the five trading days ending on the second trading day immediately preceding such record date.

                                              The amount of contingent interest payable per LYON in
                                              respect of any six-month period will be equal to the
                                              greater of:

                                              -   0.125% of the average market price of a LYON for the five
                                                  trading day period referred to above or

                                              -   the sum of all regular cash dividends paid by us per share on our common stock during that six-month period multiplied by the number of shares of common stock issuable upon
                                                  conversion of a LYON on each such payment date.

                                              Contingent interest, if any, will accrue and be payable
                                              to holders of LYONs as of the 15th day preceding the
                                              last day of the relevant six-month period or, if we pay
                                              a regular cash dividend on our common stock during the
                                              relevant six-month period, to holders of LYONs as of the
                                              record date for the related common stock dividend. Such
                                              payments will be paid on the last day of the relevant
                                              six-month period or, if we pay a regular cash dividend
                                              on our common stock during the relevant six-month
                                              period, on the payment date of the related common stock
                                              dividend. The original issue discount will continue to
                                              accrue at the yield to maturity whether or not
                                              contingent interest is paid.

Guarantee..................................   CHL fully and unconditionally guarantees CCI's obligations to make cash payments on the LYONs to the extent described in this prospectus.

Ranking....................................   The LYONs are unsecured and unsubordinated indebtedness of
                                              CCI and rank equally with CCI's other future unsecured and unsubordinated indebtedness (if any).
                                              CHL's guarantee of the LYONs ranks equally with CHL's other existing and future unsecured and unsubordinated indebtedness.

Tax Original Issue Discount................   The LYONs are debt instruments subject to the United States federal income tax contingent payment debt regulations. You should be aware that, even if we do not pay any cash interest
                                              (including any contingent interest) on the LYONs, you will be required to include interest in your gross income for United
                                              States federal income tax purposes. This imputed interest, also referred to as tax original issue discount, will accrue at a rate equal to 6.53% per year, computed on a semi-annual bond equivalent basis, which represents the yield on
                                              noncontingent, nonconvertible, fixed-rate debt with terms
                                              otherwise similar to the LYONs. The rate at which the tax
                                              original issue discount will accrue for United States federal income tax purposes will exceed the stated yield of 1.00% for the accrued original issue discount.

                                              You will also recognize gain or loss on the sale, exchange, conversion or redemption of a LYON in an amount equal to the difference between the amount realized on the sale, exchange, conversion or redemption, including the fair market value of any common stock received upon conversion or otherwise, and your adjusted tax basis in the LYON. Any gain recognized by you on the sale, exchange, conversion or redemption of a LYON generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously
                                              included in income, and thereafter, capital loss. See
                                              "Certain United States Federal Income Tax Consequences."

Sinking Fund...............................   None.

Redemption of LYONs at the
  Option of CCI............................   We may redeem all or a portion of the LYONs for cash at any time on or after February 8, 2006 at the redemption prices set forth in "Description of LYONs -- Redemption of LYONs at the Option of CCI."
Purchase of LYONs by CCI at
  the Option of the Holder.................   Holders may require us to purchase all or a portion of their
                                              LYONs on February 8, 2004 for a price equal to $763.89 per
                                              LYON, on February 8, 2006 for a price equal to $779.28 per
                                              LYON, on February 8, 2011 for a price equal to $819.14 per
                                              LYON, on February 8, 2016 for a price equal to $861.03 per
                                              LYON, on February 8, 2021 for a price equal to $905.06 per
                                              LYON, and on February 8, 2026 for a price equal to $951.35 per LYON. We may choose to pay the purchase price in cash or in common stock (based on the prevailing market price
                                              thereof) or a combination of cash and common stock. See
                                              "Description of LYONs -- Purchase of LYONs at the Option of
                                              the Holder."

Change in Control..........................   Upon a change in control of CCI or CHL occurring on or before
                                              February 8, 2006, each holder may require us to repurchase all or a portion of such holder's LYONs for cash at a price equal to 100% of the issue price for such LYONs plus accrued original issue discount to the date of repurchase. See
                                              "Description of LYONs -- Change in Control Permits Purchase
                                              of LYONs by CCI at the Option of the Holder."

Optional Conversion to
  Semi-Annual Coupon Notes Upon
  Tax Event................................   After the occurrence of a Tax Event, as defined below, we
                                              will have the option to convert the LYONs to notes on which we will pay interest in cash on a semi-annual bond equivalent basis. In such cases, interest will accrue at a rate of 1.00%
                                              per year on a restated principal amount equal to the issue price of the LYONs plus accrued original issue discount to the option exercise date. Interest will be computed on the basis of a 360-day year of twelve 30-day months and will
                                              accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the option
                                              exercise date. In such event, each of the redemption price, purchase price and change in control purchase price will be adjusted, and contingent interest will cease to accrue on the
                                              LYONs. Exercise of this option by us will not affect a
                                              holder's conversion rights. See "Description of LYONs --
                                              Optional Conversion to Semiannual Coupon Notes Upon Tax
                                              Event."

Use of Proceeds............................   We will not receive any of the proceeds from the sale by the selling securityholders of the LYONs or our common stock. See
                                              "Use of Proceeds."

DTC Eligibility............................   The LYONs have been issued in book-entry form and are
                                              represented by permanent global certificates without coupons deposited with a custodian for and registered in the name of a nominee of DTC in New York, New York. Beneficial interests in any such securities are shown on, and transfers are
                                              effected only through, records maintained by DTC and its
                                              direct and indirect participants, and any such interest may not be exchanged for certificated securities, except in
                                              limited circumstances. See "Description of LYONs --
                                              Book-Entry System."

Trading....................................   The LYONs issued in the initial private placement are
                                              eligible for trading in the PORTAL system.  LYONs resold
                                              using this prospectus, however, will no longer be eligible for trading in the PORTAL system.

Symbol for our Common Stock................   Our common stock is traded on the New York Stock Exchange
                                              under the symbol "CCR."

                                  RISK FACTORS

    Prospective investors should carefully consider the following information with the other information contained or incorporated by reference in this prospectus before purchasing the LYONs.

AN ACTIVE TRADING MARKET FOR LYONS MAY NOT DEVELOP.

    Despite the fact that resales of the LYONs will be registered transactions under the Securities Act, we cannot assure you that an active trading market for the LYONs will develop and, if developed, the liquidity or sustainability of any such market. Moreover, we cannot assure you that you will be able to sell LYONs or, if sold, the price you would receive. Future trading prices of the LYONs will depend on many factors, including, among other things, prevailing interest rates, our operating results, the market price of our common stock and the market for similar securities.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE PURCHASE OF LYONS AT THE OPTION OF THE HOLDERS OR IN A CHANGE IN CONTROL REPURCHASE.

    We may be required to repurchase LYONs for cash prior to their stated maturity upon the occurrence of certain events, including:

    - the occurrence of specific kinds of change in control events on or before February 8, 2006 and

    - our failure to satisfy the conditions for the delivery of our common stock in connection with holders' requests that we repurchase their LYONs on February 8, 2004, 2006, 2011, 2016, 2021 and 2026.

However, it is possible that we will not have sufficient funds at that time to make the required repurchase of LYONs for cash or that restrictions in our indebtedness will not allow those repurchases for cash. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "change in control" under the indenture. See "Description of LYONs -- Purchase by CCI of LYONs at the Option of CCI" and "-- Change in Control Permits Purchase of LYONs at the Option of the Holder."

YOU SHOULD CONSIDER THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF OWNING LYONS.

    The LYONs are characterized as indebtedness of ours for United States federal income tax purposes. Accordingly, you will be required to include in your income interest with respect to the LYONs.

    The LYONs are contingent payment debt instruments. As a result, you will be required to include amounts in income, as ordinary income, in advance of the receipt and in excess of the cash attributable thereto. The amount of interest income required to be included by you for each year will be in excess of the yield to maturity of the LYONs. You will recognize gain or loss on the sale, purchase by us at your option, conversion or redemption of a LYON in an amount equal to the difference between the amount realized on the sale, purchase by us at your option, conversion or redemption, including the fair market value of any common stock received upon conversion or otherwise, and your adjusted tax basis in the LYON. Any gain recognized by you on the sale, purchase by us at your option, conversion or redemption of a LYON generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. A summary of the United States federal income tax consequences of ownership of the LYONs is described in this prospectus under the heading "Certain United States Federal Income Tax Consequences."

                                 USE OF PROCEEDS

    We will not receive any of the proceeds from the resale of the LYONs by the selling securityholders or any common stock issuable upon conversion of the LYONs.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth our ratio of earnings to fixed charges for the nine months ended November 30, 2000 and 1999 and the fiscal years ended on February 28 (or 29), 2000, 1999, 1998, 1997, and 1996.


                         Nine Months Ended November 30,              Fiscal Year Ended Feb. 28 (29),
                           2000              1999           2000       1999       1998       1997       1996
Ratio of earnings          1.43              1.72           1.67       1.64       1.98       1.99       1.96
to fixed charges(1)


    (1) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before Federal income taxes, plus fixed charges. Fixed charges include interest expense on debt and the portion of rental expenses which is considered to be representative of the interest factor (one-third of operating leases).

              PRICE RANGE AND DIVIDEND HISTORY OF OUR COMMON STOCK

    Our common stock is traded on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "CCR." Set forth below are the high and low sales prices for CCR common stock, as reported on the New York Stock Exchange composite transaction reporting system, for each quarterly period for the fiscal years ending on February 28 (29), 1999, 2000, 2001, and 2002. Also set forth below are the cash dividends declared per share of CCR common stock during such periods:

                                                                       CASH
                                                                     DIVIDENDS
                                                     HIGH     LOW    DECLARED
                                                   -------  -------  ---------
FISCAL YEAR ENDING ON FEBRUARY 28, 2002
  1st Quarter (through April 25, 2001) ........    $ 49.35  $ 40.70  $ 0.10

FISCAL YEAR ENDING ON FEBRUARY 28, 2001
  4th Quarter..................................      52.00    36.31    0.10
  3rd Quarter..................................      41.69    31.50    0.10
  2nd Quarter..................................      39.75    30.00    0.10
  1st Quarter..................................      35.13    22.31    0.10
FISCAL YEAR ENDING ON FEBRUARY 29, 2000
  4th Quarter..................................      29.25    23.00    0.10
  3rd Quarter..................................      35.25    27.75    0.10
  2nd Quarter..................................      45.25    31.63    0.10
  1st Quarter..................................      48.00    36.56    0.10
FISCAL YEAR ENDING ON FEBRUARY 28, 1999
  4th Quarter..................................      51.44    36.75    0.08
  3rd Quarter..................................      50.75    28.63    0.08
  2nd Quarter..................................      56.25    37.00    0.08
  1st Quarter..................................      54.50    44.25    0.08

            COUNTRYWIDE CREDIT INDUSTRIES AND COUNTRYWIDE HOME LOANS

COUNTRYWIDE CREDIT INDUSTRIES, INC.

    We are a holding company that, through our wholly-owned subsidiaries, offers various financial services. Our principal subsidiary, Countrywide Home Loans, originates, purchases, securitizes, sells and services residential mortgage loans, which are principally prime credit quality first-lien mortgage loans secured by single (one- to four-) family residences. Our other subsidiaries offer ancillary financial products and services that complement our mortgage banking business.

    We have six major segments that are grouped into consumer and institutional businesses. Consumer businesses include Mortgage Originations, Mortgage-Related Investments and Business to Consumer Insurance. Our institutional businesses include Processing and Technology, Capital Markets and Business to Business Insurance.

    Our Mortgage Originations segment originates mortgage loans through our retail branch network. This network includes the consumer markets division of Countrywide Home Loans as well as Full Spectrum Lending, Inc. The consumer markets division originates prime credit quality first- and second-lien mortgages and home equity lines of credit that are secured by single (one- to four-) family residences. Full Spectrum Lending, Inc. originates these same products for sub-prime credit borrowers. This segment also includes the wholesale division of Countrywide Home Loans. Through this division, we originate prime credit quality first-lien mortgages, home equity lines of credit and sub-prime loans via mortgage loan brokers and other financial intermediaries. Further, through Landsafe, Inc. and its subsidiaries, this segment provides other services that complement the origination process, including title insurance, escrow services, appraisals, credit reporting, flood zone determinations and real property profiles.

    Our Mortgage-Related Investments segment invests in assets retained in the mortgage securitization process, including mortgage servicing rights and residual interests in asset-backed securities. In addition, through this segment, we provide certain loan servicing functions that are commonly out-sourced by other loan servicers, such as tax bill monitoring, trustee services, real estate owned management and real property field inspection services.

    Our Business to Consumer Insurance segment operates Countrywide Insurance Services, Inc., a full service insurance agency offering homeowners, fire, flood, earthquake, life, disability and other insurance products from the carriers it represents.

    Our Processing and Technology segment sub-services our own loan servicing portfolio and provides sub-servicing and/or processing services to other domestic and foreign financial institutions. Included in this segment are the operations of Global Home Loans Limited, a joint venture between us and Woolwich plc that provides loan processing services for loans originated in the United Kingdom.

    Our Capital Markets segment operates Countrywide Capital Markets, Inc. and its two subsidiaries -Countrywide Securities Corporation and Countrywide Servicing Exchange. Countrywide Securities Corporation is a registered broker-dealer specializing in mortgage-backed securities and other mortgage-related securities. Countrywide Servicing Exchange is a national servicing brokerage and consulting firm that facilitates transactions between buyers and sellers of bulk servicing contracts and other mortgage-related assets. Also included in this segment is the correspondent lending division of Countrywide Home Loans, through which we purchase closed loans from mortgage bankers, commercial banks and other financial institutions.

    Our Business to Business Insurance segment operates Balboa Life Insurance Company and Balboa Insurance Company, insurance carriers that sell life insurance and property and casualty insurance policies. This segment also includes Second Charter Reinsurance Company, a mortgage reinsurance company that partially reinsures some of the mortgage loans originated by Countrywide Home Loans and insured by mortgage insurance companies.

    We are a Delaware corporation, originally incorporated in New York under the name of OLM Credit Industries, Inc. Our principal executive offices are located at 4500 Park Granada, Calabasas, California 91302, and our telephone number is
(818) 225-3000.

COUNTRYWIDE HOME LOANS, INC.

    As described above in "-- Countrywide Credit Industries, Inc.," Countrywide Home Loans and its subsidiaries originate, purchase, securitize, sell and service mortgage loans that are principally prime credit quality mortgage loans. Countrywide Home Loans also offers home equity loans and sub-prime credit quality loans.

    Countrywide Home Loans produces mortgage loans through three separate divisions. The consumer markets division originates prime credit quality mortgage loans and home equity loans by means of referrals from real estate agents and direct contact with consumers through its nationwide network of retail branch offices, its telemarketing systems and its site on the World Wide Web. The wholesale division produces prime credit quality mortgage loans and home equity loans through mortgage brokers and other financial intermediaries. Through the correspondent lending division, Countrywide Home Loans purchases loans from other mortgage bankers, commercial banks, savings and loan associations, credit unions and other financial intermediaries. Countrywide Home Loans customarily sells substantially all loans that it originates or purchases. To guarantee timely and full payment of principal and interest on Fannie Mae securities, Freddie Mac securities and Ginnie Mae securities and to transfer credit risk of the loans, Countrywide Home Loans pays guarantee fees to these agencies.

    Countrywide Home Loans and its subsidiary, Countrywide Home Loans Servicing LP, service on a non-recourse basis substantially all of the mortgage loans that Countrywide Home Loans originates or purchases under servicing agreements with Fannie Mae, Freddie Mac, Ginnie Mae and various investors. In addition, Countrywide Home Loans purchases bulk servicing contracts, also on a non-recourse basis, to service single-family residential mortgage loans originated by other lenders. Servicing mortgage loans includes collecting and remitting loan payments, answering questions from customers, making advances when required, accounting for principal and interest, holding custodial (impound) funds for payment of property taxes and hazard insurance, making any physical inspections of the property, counseling delinquent mortgagors, supervising foreclosures and property dispositions in the event of unremedied defaults and generally administering the loans. Countrywide Home Loans receives a fee for servicing mortgage loans ranging generally from 1/4% to 1/2% annually on the declining principal balances of the loans. Countrywide Home Loans has sold, and may sell in the future, a portion of its portfolio of loan servicing rights to other mortgage servicers.

    The principal sources of Countrywide Home Loans' revenue are: (1) loan origination fees; (2) any gains from the sale of loans; (3) interest earned on mortgage loans during the period that they are held by Countrywide Home Loans pending sale, net of interest paid on funds borrowed to finance those mortgage loans; (4) loan servicing fees; and (5) interest benefit derived from the custodial balances associated with Countrywide Home Loans' servicing portfolio. Countrywide Home Loans' principal financing needs are the financing of its mortgage loan inventory and the investment in mortgage servicing rights. To meet these needs, Countrywide Home Loans currently utilizes commercial paper supported by its revolving credit facility, medium-term notes, mortgage repurchase agreements, pre-sale funding facilities, an optional cash purchase feature in the dividend reinvestment plan, redeemable capital trust pass-through securities and cash flows from operations. In the past, Countrywide Home Loans has utilized whole loan repurchase agreements, servicing-secured bank facilities, private placements of unsecured notes and other financings, direct borrowings from its revolving credit facility and public offerings of preferred and common stock.

    Countrywide Home Loans is a New York corporation, originally incorporated in 1969. Its principal executive offices are located at 4500 Park Granada, Calabasas, California 91302, and its telephone number is (818) 225-3000.

                              DESCRIPTION OF LYONS

    We issued the LYONs under a senior indenture dated as of February 8, 2001, between us and The Bank of New York, as trustee. The following summarizes the material provisions of the LYONs and the indenture. The following summary is not complete and is subject to, and qualified by reference to, all of the provisions of the LYONs and the indenture. The indenture, which contains a form of the LYONs and the guarantee, is included as an exhibit to the registration statement of which this prospectus is a part and is incorporated by reference herein.

    As used in this description, the words "we," "us," "our" or "CCI" do not include any current or future subsidiary of CCI. As used in this description, the words "CHL" or "the Guarantor" do not include any current or future subsidiary of CHL.

GENERAL

    On February 8, 2001, we issued $675,000,000 aggregate principal amount at maturity of the LYONs in a private placement. The LYONs will mature on February 8, 2031. The principal amount at maturity of each LYON is $1,000. The LYONs will be payable at the office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained by us for such purpose, in the Borough of Manhattan, The City of New York.

    We issued each LYON at an issue price of $741.37 per LYON, which represents a substantial discount from its principal amount at maturity. Except as described below, we will not make periodic payments of interest on the LYONs. . However, the LYONs will accrue original issue discount while they remain outstanding. Original issue discount is the difference between the issue price and the principal amount at maturity of a LYON. We will calculate the accrual of original issue discount on a semi-annual bond equivalent basis, using a 360-day year composed of twelve 30-day months. The Original issue discount began to accrue on the LYONs on February 8, 2001.

    The LYONs are debt instruments subject to the contingent payment debt regulations under the Internal Revenue Code. The LYONs were issued with original issue discount for United States federal income tax purposes. Even if we do not pay any cash interest (including any contingent interest) on the LYONs, holders will be required to include accrued tax original issue discount in their gross income for United States federal income tax purposes. The rate at which the tax original issue discount will accrue will exceed the stated yield of 1.00% for the accrued original issue discount described above. See "Certain United States Federal Income Tax Consequences."

    CHL fully and unconditionally guarantees our obligations to make cash payments on the LYONs to the extent described below under "-- Guarantee."

    Maturity, conversion, purchase by us at the option of a holder or redemption of a LYON will cause original issue discount and interest, if any, to cease to accrue on such LYON. We may not reissue a LYON that has matured or been converted, purchased by us at the option of a holder, redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of such LYON.

    LYONs may be presented for conversion at the office of the conversion agent, and for exchange or registration of transfer at the office of the registrar, each such agent initially being the trustee.

GUARANTEE

    CHL fully and unconditionally guarantees CCI's obligations to make cash payments on the LYONs (including Liquidated Damages, if any, under the registration rights agreement) when due and payable, without duplication, whether at maturity or upon redemption, purchase or otherwise, regardless of any defense, right of set-off or counterclaim which CCI may have or assert, other than the defense of payment. CHL's obligations under the guarantee are several and independent of the obligations of CCI with respect to the LYONs.

    The obligations of CHL under the guarantee are unconditional regardless of the enforceability of the LYONs or the indenture and may not be discharged until all obligations under those LYONs and the indenture are satisfied. Holders of the LYONs may proceed directly against CHL if an event of default affecting the LYONs occurs without first proceeding against CCI.

RANKING

    The LYONs are our unsecured and unsubordinated obligations. The LYONs rank equally in right of payment to all of our future unsecured and unsubordinated indebtedness. However, we are a holding company, and the LYONs are effectively subordinated to all existing and future obligations of our subsidiaries, other than CHL. As of November 30, 2000, we had approximately $13.890 billion of total indebtedness outstanding through our subsidiaries. As of November 30, 2000, our subsidiaries, other than CHL, had approximately $3.702 billion of outstanding indebtedness.

    CHL's guarantee of the LYONs is an unsecured and unsubordinated obligation of CHL. The guarantee ranks equally in right of payment to all of CHL's existing and future unsecured and unsubordinated indebtedness. However, CHL is also a holding company, and the guarantee is effectively subordinated to all existing and future obligations of its subsidiaries. As of November 30, 2000, CHL had approximately $10.188 billion of total indebtedness outstanding.

    The structural subordination of the LYONs and the guarantee could affect holders' ability to receive cash payments made on the LYONs.

CONVERSION RIGHTS

    The initial conversion rate is 11.57 shares of common stock per LYON, subject to adjustment upon the occurrence of certain events described below. A holder of a LYON otherwise entitled to a fractional share will receive cash in an amount equal to the value of such fractional share based on the sale price, as defined below, on the trading day immediately preceding the conversion date.

    Conversion Rights Based on Common Stock Price. Holders may surrender LYONs for conversion into shares of common stock in any calendar quarter (and only during such calendar quarter), if, as of the last day of the preceding calendar quarter, the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding calendar quarter is more than a specified percentage, beginning at 135% and declining 0.21% per quarter thereafter, of the accreted conversion price per share of common stock on the last trading day of such preceding calendar quarter. The accreted conversion price per share as of any day will equal the issue price of a LYON plus the accrued original issue discount to that day, divided by the number of shares of common stock issuable upon conversion of a LYON on that day (the "conversion trigger price").

    "Trading day" means a day during which trading in securities generally occurs on the New York Stock Exchange or, if the common stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which the common stock is then listed or, if the common stock is not listed on a national or regional securities exchange, on the Nasdaq Stock Market or, if the common stock is not quoted on the Nasdaq Stock Market, on the principal other market on which the common stock is then traded.

    The table below shows the conversion trigger price per share of our common stock in respect of each of the first 20 calendar quarters. These prices reflect the accreted conversion price per share of common stock multiplied by the applicable percentage for the respective calendar quarter. Thereafter, the accreted conversion price per share of common stock increases each calendar quarter by the accreted original issue discount for the quarter and the applicable percentage declines by 0.21% per quarter. The conversion trigger price for the calendar quarter beginning January 1, 2031 is $94.98.

                                               (1)          (2)          (3)
                                                                      CONVERSION
                                            ACCRETED                   TRIGGER
                                           CONVERSION    APPLICABLE     PRICE
           QUARTER*                          PRICE       PERCENTAGE    (1)X(2)
                                           ----------    ----------   ----------
        2001
             Second Quarter..............    $ 64.17      135.00%     $ 86.63
             Third Quarter...............      64.33      134.79        86.71
             Fourth Quarter..............      64.49      134.58        86.79
        2002
             First Quarter...............      64.65      134.37        86.87
             Second Quarter..............      64.81      134.16        86.96
             Third Quarter...............      64.98      133.95        87.04
             Fourth Quarter..............      65.14      133.74        87.12
        2003
             First Quarter...............      65.30      133.53        87.20
             Second Quarter..............      65.46      133.32        87.28
             Third Quarter...............      65.63      133.11        87.36
             Fourth Quarter..............      65.79      132.90        87.44
        2004
             First Quarter...............      65.96      132.69        87.52
             Second Quarter..............      66.12      132.48        87.60
             Third Quarter...............      66.29      132.27        87.68
             Fourth Quarter..............      66.45      132.06        87.76
        2005
             First Quarter...............      66.62      131.85        87.83
             Second Quarter..............      66.78      131.64        87.91
             Third Quarter...............      66.95      131.43        87.99
             Fourth Quarter..............      67.12      131.22        88.07
        2006
             First Quarter...............      67.28      131.01        88.15

------------

* This table assumes no events have occurred that would require an adjustment to the conversion rate.

    Conversion Rights Based on Credit Ratings Downgrade. Holders may also surrender a LYON for conversion during any period in which the credit rating assigned to the LYONs by either Moody's or Standard & Poor's falls below an investment grade credit rating level.

    Conversion Rights Upon Notice of Redemption. A holder may surrender for conversion a LYON called for redemption at any time prior to the close of business on the second business day immediately preceding the redemption date, even if it is not otherwise convertible at such time. A LYON for which a holder has delivered a purchase notice or a change in control purchase notice as described below requiring us to purchase the LYON may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

    Conversion Rights Upon Occurrence of Certain Corporate Transactions Involving CCI. If we are party to a consolidation, merger or binding share exchange pursuant to which our shares of common stock would be converted into cash, securities or other property, the LYONs may be surrendered for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of such transaction and, at the effective time, the right to convert a LYON into shares of common stock will be changed into a right to convert it into the kind and amount of cash, securities or other property of CCI or another person which the holder would have received if the holder had converted the holder's LYON immediately prior to the transaction. If such transaction also constitutes a change in control, the holder will be able to require us to purchase all or a portion of such holder's LYONs as described under "-- Change in Control Permits Purchase of LYONs by CCI at the Option of the Holder."

    Conversion Upon Occurrence of Certain Corporate Transactions Involving CHL. Holders may also surrender their LYONs for conversion if CHL is a party to any transaction in which at least a majority of the total voting power in the aggregate of all classes of capital stock of CHL is owned by a party other than CCI, its majority-owned subsidiaries or their respective employee benefit plans; provided that a merger or consolidation of CCI with CHL shall not be deemed to be an event triggering conversion. Upon the occurrence of any such event, holders may surrender their LYONs for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of such transaction. Such transaction would also constitute a change in control and as such, the holder will be able to require CCI to purchase all or a portion of such holder's LYONs as described under "-- Change in Control Permits Purchase of LYONs by CCI at the Option of the Holder."

    On conversion of a LYON, a holder will not receive any cash payment of interest representing accrued original issue discount or, except as described below, contingent interest or semi-annual interest. Our delivery to the holder of the full number of shares of common stock into which the LYON is convertible, together with any cash payment for such holder's fractional shares, will be deemed:

    - to satisfy our obligation to pay the principal amount at maturity of the LYON;

    - to satisfy our obligation to pay accrued original issue discount attributable to the period from the issue date through the conversion date; and

    - to satisfy CHL's obligations under the guarantee with respect to such LYON.

    As a result, accrued original issue discount is deemed to be paid in full rather than cancelled, extinguished or forfeited.

    If contingent or semi-annual interest is payable to holders of LYONs during any particular six-month period, and such LYONs are converted after the applicable accrual or record date therefor and prior to the next succeeding interest payment date, holders of such LYONs at the close of business on the accrual or record date will receive the contingent or semi-annual interest payable on such LYONs on the corresponding interest payment date notwithstanding the conversion. Such LYONs, upon surrender for conversion, must be accompanied by funds equal to the amount of contingent or semi-annual interest payable on the principal amount of LYONs so converted, unless such LYONs have been called for redemption, in which case no such payment shall be required.

    The conversion rate will not be adjusted for accrued original issue discount or any contingent interest. A certificate for the number of full shares of common stock into which any LYON is converted, together with any cash payment for fractional shares, will be delivered through the conversion agent as soon as practicable following the conversion date. For a discussion of the tax treatment of a holder receiving shares of common stock upon conversion, see "Certain United States Federal Income Tax Consequences -- Sale, Exchange, Conversion or Redemption."

    To convert a LYON into shares of common stock, a holder must:

    - complete and manually sign the conversion notice on the back of the LYON or complete and manually sign a facsimile of the conversion notice and deliver the conversion notice to the conversion agent;

    -   surrender the LYON to the conversion agent;

    - if required by the conversion agent, furnish appropriate endorsements and transfer documents; and

    -   if required, pay all transfer or similar taxes.

Pursuant to the indenture, the date on which all of the foregoing requirements have been satisfied is the conversion date.

    The conversion rate will be adjusted for:

    - dividends or distributions on our shares of common stock payable in shares of common stock or other capital stock of CCI;

    - subdivisions, combinations or certain reclassifications of shares of our common stock;

    - distributions to all holders of shares of common stock of certain rights to purchase shares of common stock for a period expiring within 60 days at less than the sale price at the time; and

    - distributions to all holders of our shares of common stock of our assets (including shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours) or debt securities or certain rights to purchase our securities (excluding cash dividends or other cash distributions from current or retained earnings other than, with respect to any consecutive 12-month period, the amount, if any, by which the aggregate amount of all cash dividends on the common stock occurring during such 12-month period exceeds on a per share basis 10% of the sale price of the shares of common stock on the day preceding the date of declaration of such dividend or other distribution).

    In the event that we pay a dividend or make a distribution on shares of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such dividend or distribution on the NYSE or such other national or regional exchange or market on which the securities are then listed or quoted.

    In the event we elect to make a distribution described in the third or fourth bullet of the second preceding paragraph which, in the case of the fourth bullet, has a per share value equal to more than 15% of the sale price of our shares of common stock on the day preceding the declaration date for such distribution, we will be required to give notice to the holders of LYONs at least 20 days prior to the ex-dividend date for such distribution and, upon the giving of such notice, the LYONs may be surrendered for conversion at any time until the close of business on the business day prior to the ex-dividend date or until we announce that such distribution will not take place. No adjustment to the conversion rate or the ability of a holder of a LYON to convert will be made if we provide that holders of LYONs will participate in the transaction without conversion or in certain other cases.

    The indenture permits us to increase the conversion rate from time to time.

    In the event of:

    - a taxable distribution to holders of shares of common stock which results in an adjustment of the conversion rate; or

    -   an increase in the conversion rate at our discretion,

the holders of the LYONs may, in certain circumstances, be deemed to have received a distribution subject to federal income tax as a dividend. See "Certain United States Federal Income Tax Consequences -- Constructive Dividends."

    Upon determination that LYON holders are or will be entitled to convert their LYONs into shares of common stock in accordance with the foregoing provisions, we will issue a press release and publish such information on our website on the World Wide Web.

CONTINGENT INTEREST

    Subject to the accrual and record date provisions described below, we will pay contingent interest to the holders of LYONs during any six-month period from February 8 to August 7 and from August 8 to February 7, with the initial six-month period commencing February 8, 2006, if the average market price of a LYON for the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month period equals 120% or more of the sum of the issue price and accrued original issue discount for such LYON to the day immediately preceding the first day of the applicable six-month period. See "-- Redemption of LYONs at the Option of CCI" for some of these values. Notwithstanding the above, if we declare a dividend for which the record date falls prior to the first day of a six-month period but the payment date falls within such six-month period, then the five trading day period for determining the average market price of a LYON will be the five trading days ending on the second trading day immediately preceding such record date.

    The amount of contingent interest payable per LYON in respect of any six-month period will equal the greater of (1) 0.125% of such average market price of a LYON for the five trading day period referred to above or (2) the sum of the regular cash dividends paid by us per share on our common stock during that six-month period multiplied by the number of shares of common stock issuable upon conversion of a LYON.

    Contingent interest, if any, will accrue and be payable to holders of LYONs as of the 15th day preceding the last day of the relevant six-month period or, if we pay a regular cash dividend on our common stock during the relevant six-month period, to holders of LYONs as of the record date for the related common stock dividend. Such payments will be paid on the last day of the relevant six-month period or, if we pay a regular cash dividend on our common stock during the relevant six-month period, on the payment date of the related common stock dividend. The original issue discount will continue to accrue at the yield to maturity whether or not contingent interest is paid.

    Regular cash dividends mean quarterly or other periodic cash dividends on our common stock as declared by our Board as part of its cash dividend payment practices and that are not designated by it as extraordinary or special or other nonrecurring dividends.

    The market price of a LYON on any date of determination means the average of the secondary market bid quotations per LYON obtained by the bid solicitation agent for $10 million principal amount at maturity of LYONs at approximately 4:00 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if:

    -   at least three such bids are not obtained by the bid solicitation agent;
        or

    - in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the LYONs,

then the market price of the LYON will equal (a) the then applicable conversion rate of the LYONs multiplied by (b) the average sale price of our common stock on the five trading days ending on such determination date, appropriately adjusted.

    The bid solicitation agent will initially be The Bank of New York. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent will solicit bids from securities dealers that are believed by us to be willing to bid for the LYONs.

    Upon determination that LYON holders will be entitled to receive contingent interest which may become payable during a relevant six-month period, on or prior to the start of such six-month period, we will issue a press release and publish such information on our web site on the World Wide Web.

REDEMPTION OF LYONS AT THE OPTION OF CCI

    No sinking fund is provided for the LYONs. Prior to February 8, 2006, we cannot redeem the LYONs at our option. Beginning on February 8, 2006, we may redeem the LYONs for cash as a whole at any time, or in part from time to time. We will give not less than 30 days nor more than 60 days notice of redemption by mail to holders of LYONs.

   The table below shows redemption prices of a LYON on February 8, 2006, at each February 8 thereafter prior to maturity and at stated maturity on February 8, 2031. These prices reflect the issue price plus accrued original issue discount to the redemption date. The redemption price of a LYON redeemed between such dates would include an additional amount reflecting the additional original issue discount accrued since the preceding date in the table.


                                                           (1)          (2)            (3)
                                                                      ACCRUED
                                                                      ORIGINAL     REDEMPTION
                                                           LYON        ISSUE         PRICE
                      REDEMPTION DATE                   ISSUE PRICE   DISCOUNT     (1) & (2)
                      ---------------                   -----------   --------     ---------
                      February 8,
                      2006............................   $ 741.37    $  37.91     $   779.28
                      2007............................     741.37       45.73         787.10
                      2008............................     741.37       53.62         794.99
                      2009............................     741.37       61.59         802.96
                      2010............................     741.37       69.64         811.01
                      2011............................     741.37       77.77         819.14
                      2012............................     741.37       85.98         827.35
                      2013............................     741.37       94.27         835.64
                      2014............................     741.37      102.65         844.02
                      2015............................     741.37      111.11         852.48
                      2016............................     741.37      119.66         861.03
                      2017............................     741.37      128.29         869.66
                      2018............................     741.37      137.01         878.38
                      2019............................     741.37      145.81         887.18
                      2020............................     741.37      154.71         896.08
                      2021............................     741.37      163.69         905.06
                      2022............................     741.37      172.77         914.14
                      2023............................     741.37      181.93         923.30
                      2024............................     741.37      191.19         932.56
                      2025............................     741.37      200.53         941.90
                      2026............................     741.37      209.98         951.35
                      2027............................     741.37      219.51         960.88
                      2028............................     741.37      229.15         970.52
                      2029............................     741.37      238.88         980.25
                      2030............................     741.37      248.70         990.07
                      At stated maturity..............     741.37      258.63       1,000.00


   If we convert the LYONs to semi-annual coupon notes following the occurrence of a Tax Event, the notes will be redeemable at the restated principal amount plus accrued and unpaid interest from the date of the conversion to the redemption date. See "-- Optional Conversion to Semiannual Coupon Notes Upon Tax Event."

   If we redeem less than all of the outstanding LYONs, the trustee will select the LYONs to be redeemed on a pro rata basis in principal amounts at maturity of $1,000 or integral multiples of $1,000 by lot, pro rata, based on the ownership thereof, or by any other method the trustee considers fair and appropriate. If a portion of a holder's LYONs is selected for partial redemption and the holder converts a portion of the LYONs, the converted portion will be deemed to be the portion selected for redemption.

PURCHASE OF LYONs AT THE OPTION OF THE HOLDER

On February 8, 2004, February 8, 2006, February 8, 2011, February 8, 2016, February 8, 2021 and February 8, 2026, holders may require us to purchase any outstanding LYON for which the holder has properly delivered and not withdrawn a written purchase notice, subject to certain additional conditions. Holders may submit their LYONs for purchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the purchase date until the close of business on the business day immediately preceding the purchase date.

   The purchase price of a LYON will be:

   -  $763.89 per LYON on February 8, 2004;

   -  $779.28 per LYON on February 8, 2006;

   -  $819.14 per LYON on February 8, 2011;

   -  $861.03 per LYON on February 8, 2016;

   -  $905.06 per LYON on February 8, 2021; and

   -  $951.35 per LYON on February 8, 2026.

   The purchase prices shown above are equal to the issue price plus accrued original issue discount to the purchase date. We may, at our option, elect to pay the purchase price in cash, shares of common stock or any combination thereof. For a discussion of the tax treatment of a holder receiving cash, shares of common stock or any combination thereof, see "Certain United States Federal Income Tax Consequences -- Sale, Exchange, Conversion or Redemption."

   If, prior to a purchase date, we have converted the LYONs to semi-annual coupon notes following the occurrence of a Tax Event, the purchase price will be equal to the restated principal amount of the notes, plus accrued and unpaid interest from the date of the conversion to the purchase date. See "-- Optional Conversion to Semi-Annual Coupon Notes Upon Tax Event."

   We will be required to give notice on a date not less than 20 business days prior to the purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things:

   - whether we will pay the purchase price of LYONs in cash or common stock or any combination thereof, specifying the percentages of each;

   - if we elect to pay in common stock, the method of calculating the market price of the common stock; and

   - the procedures that holders must follow to require us to purchase their LYONs.

   The purchase notice given by each holder electing to require us to purchase LYONs shall be given to the paying agent no later than the close of business on the business day immediately preceding the purchase date and must state:

   - the certificate numbers of the holder's LYONs to be delivered for purchase;

   - the portion of the principal amount at maturity of LYONs to be purchased, which must be $1,000 or an integral multiple of $1,000;

   - that the LYONs are to be purchased by us pursuant to the applicable provisions of the LYONs; and

   - in the event we elect, pursuant to the notice that we are required to give, to pay the purchase price in common stock, in whole or in part, but the purchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment of the purchase price or portion of the purchase price in common stock is not satisfied prior to the close of business on the purchase date, as described below, whether the holder elects:

     (1) to withdraw the purchase notice as to some or all of the LYONs to which it relates; or

     (2) to receive cash in such event in respect of the entire purchase price for all LYONs or portions of LYONs subject to such purchase notice.

   If the holder fails to indicate the holder's choice with respect to the election described in the fourth bullet point of the immediately preceding paragraph, the holder shall be deemed to have elected to receive cash in respect of the entire purchase price for all LYONs subject to the purchase notice in these circumstances.

   A holder may withdraw any purchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the purchase date. The notice of withdrawal shall state:

   -  the principal amount at maturity of the LYONs being withdrawn;

   -  the certificate numbers of the LYONs being withdrawn; and

   - the principal amount at maturity, if any, of the LYONs that remain subject to the purchase notice.

   If we elect to pay the purchase price, in whole or in part, in shares of common stock, the number of shares of common stock to be delivered by us shall be equal to the portion of the purchase price to be paid in common stock divided by the market price of a share of common stock.

   We will pay cash based on the market price for all fractional shares of common stock in the event we elect to deliver common stock in payment, in whole or in part, of the purchase price. See "Certain United States Federal Income Tax Consequences -- Sale, Exchange, Conversion or Redemption."

   The "market price" of our common stock means the average of the sale prices of the common stock for the five trading day period ending on (if the third business day prior to the applicable purchase date is a trading day or, if not, then on the last trading day prior to) the third business day prior to the applicable purchase date, appropriately adjusted to take into account the occurrence, during the period commencing on the first of such trading days during such five trading day period and ending on such purchase date, of certain events that would result in an adjustment of the conversion rate with respect to the common stock.

   The "sale price" of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which the common stock is traded or, if the common stock is not listed on a United States national or regional securities exchange, as reported by the Nasdaq Stock Market or by the National Quotation Bureau Incorporated. In the absence of such quotation, we will determine the sale price on the basis of such quotations as we consider appropriate.

   Because the market price of the common stock is determined prior to the applicable purchase date, holders of LYONs bear the market risk with respect to the value of the common stock to be received from the date such market price is determined to such purchase date. We may pay the purchase price or any portion of the purchase price in common stock only if the information necessary to calculate the market price is published in a daily newspaper of national circulation or by other appropriate means.

   Upon determination of the actual number of shares of common stock to be issued for each $1,000 principal amount at maturity of LYONs in accordance with the foregoing provisions, we will issue a press release and publish such information on our web site on the World Wide Web.

   In addition to the above conditions, our right to purchase LYONs, in whole or in part, with common stock is subject to our satisfying various conditions, including:

   - listing such common stock on the principal United States securities exchange on which our common stock is then listed or, if not so listed, on Nasdaq;

   - the registration of the common stock under the Securities Act and the Exchange Act, if required; and

   - any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

   If these conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, we will be required to pay the purchase price of the LYONs of the holder entirely in cash. See "Certain United States Federal Income Tax Consequences -- Sale, Exchange, Conversion or Redemption." We may not change the form or components or percentages of components of consideration to be paid for the LYONs once we have given the notice that we are required to give to holders of LYONs, except as described in the first sentence of this paragraph.

   In connection with any purchase offer, we will to the extent applicable:

   - comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

   -  file Schedule TO or any other required schedule under the Exchange Act.

   Our obligation to pay the purchase price for a LYON for which a purchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the LYON, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. We will cause the purchase price for the LYON to be paid promptly following the later of the purchase date or the time of delivery of the LYON.

   If the paying agent holds money or securities sufficient to pay the purchase price of the LYON on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the LYON will cease to be outstanding and original issue discount on such LYON will cease to accrue, whether or not the LYON is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the LYON.

   We may not purchase any LYONs for cash at the option of holders if an event of default with respect to the LYONs has occurred and is continuing, other than a default in the payment of the purchase price with respect to such LYONs.

CHANGE IN CONTROL PERMITS PURCHASE OF LYONs BY CCI AT THE OPTION OF THE HOLDER

   In the event of a change in control (as defined below) occurring on or prior to February 8, 2006 with respect to CCI or CHL, each holder will have the right, at its option, subject to the terms and conditions of the indenture, to require us to purchase for cash all or any portion of the holder's LYONs in integral multiples of $1,000 principal amount at maturity, at a price for each $1,000 principal amount at maturity of such LYONs equal to the issue price plus accrued original issue discount to the purchase date. We will be required to purchase the LYONs no later than 35 business days after the occurrence of such change in control. We refer to this date in this prospectus as the "change in control purchase date."

   If, prior to a change in control purchase date we have converted the LYONs to semi-annual coupon notes following the occurrence of a Tax Event, we will be required to purchase the notes at a price equal to the restated principal amount plus accrued and unpaid interest to the change in control purchase date.

   Within 15 business days after the occurrence of a change in control, we must mail to the trustee and to all holders of LYONs at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the change in control, which notice must state, among other things:

   -  the events causing a change in control;

   -  the date of such change in control;

   -  the last date on which a holder may exercise the purchase right;

   -  the change in control purchase price;

   -  the change in control purchase date;

   -  the name and address of the paying agent and the conversion agent;

   -  the conversion rate and any adjustments to the conversion rate;

   - that LYONs with respect to which a change in control purchase notice is given by the holder may be converted, if otherwise convertible, only if the change in control purchase notice has been withdrawn in accordance with the terms of the indenture; and

   -  the procedures that holders must follow to exercise these rights.

   To exercise this right, the holder must deliver a written notice so as to be received by the paying agent no later than the close of business on the change in control purchase date. The required purchase notice upon a change in control must state:

   -  the certificate numbers of the LYONs to be delivered by the holder;

   - the portion of the principal amount at maturity of LYONs to be purchased, which portion must be $1,000 or an integral multiple of $1,000; and

   - that we are to purchase such LYONs pursuant to the applicable provisions of the LYONs.

   A holder may withdraw any change in control purchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the change in control purchase date. The notice of withdrawal must state:

   -  the principal amount at maturity of the LYONs being withdrawn;

   -  the certificate numbers of the LYONs being withdrawn; and

   - the principal amount at maturity, if any, of the LYONs that remain subject to a change in control purchase notice.

   Our obligation to pay the change in control purchase price for a LYON for which a change in control purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the LYON, together with necessary endorsements, to the paying agent at any time after the delivery of such change in control purchase notice. We will cause the change in control purchase price for such LYON to be paid promptly following the later of the change in control purchase date or the time of delivery of such LYON.

   If the paying agent holds money sufficient to pay the change in control purchase price of the LYON on the change in control purchase date in accordance with the terms of the indenture, then, immediately after the change in control purchase date, original issue discount on such LYON will cease to accrue, whether or not the LYON is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the change in control purchase price upon delivery of the LYON.

   Under the indenture, a "change in control" is deemed to have occurred at such time as:

   - any person, including its respective affiliates and associates, other than CCI, its subsidiaries or their employee benefit plans, files a Schedule 13D or Schedule TO (or any successor schedule, form or report under the Exchange Act) disclosing that such person has become the beneficial owner of 50% or more of the voting power of our common stock or other capital stock into which the common stock or the common stock of CHL is reclassified or changed, with certain exceptions; or

   - there shall be consummated any share exchange, consolidation or merger of CCI or CHL pursuant to which its respective shares of common stock would be converted into cash, securities or other property, in each case other than a share exchange, consolidation or merger in which the holders of such common stock immediately prior to the share exchange, consolidation or merger have, directly or indirectly, at least a majority of the total voting power in the aggregate of all classes of capital stock of the continuing or surviving corporation immediately after the share exchange, consolidation or merger.

   The indenture does not permit our board of directors to waive our obligation to purchase LYONs at the option of holders in the event of a change in control.

   In connection with any purchase offer in the event of a change in control, we will to the extent applicable:

   - comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

   -  file Schedule TO or any other required schedule under the Exchange Act.

   The change in control purchase feature of the LYONs may in certain circumstances make more difficult or discourage a takeover of CCI or sale of CHL. The change in control purchase feature, however, is not the result of our knowledge of any specific effort:

   -  to accumulate shares of our common stock;

   - to obtain control of CCI or CHL by means of a merger, tender offer, solicitation or otherwise; or

   - part of a plan by management to adopt a series of anti-takeover provisions.

   Instead, the change in control purchase feature is a standard term contained in other LYONs offerings that have been marketed by Merrill Lynch. The terms of the change in control purchase feature resulted from negotiations between Merrill Lynch and us.

   We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change in control with respect to the change in control purchase feature of the LYONs but that would increase the amount of our (or our subsidiaries') outstanding indebtedness.

   We may not purchase LYONs at the option of holders upon a change in control if there has occurred and is continuing an event of default with respect to the LYONs, other than a default in the payment of the change in control purchase price with respect to the LYONs.

OPTIONAL CONVERSION TO SEMI-ANNUAL COUPON NOTES UPON TAX EVENT

   From and after the date of the occurrence of a Tax Event, we will have the option to elect to pay interest in cash in lieu of future original issue discount. Cash interest will be paid at a rate equal to 1.00% per year on a principal amount per LYON (the "restated principal amount") equal to the issue price plus accrued original issue discount to the date of the Tax Event or the date on which we exercise the option described herein, whichever is later (the "option exercise date"). Except as otherwise described in this section, the other terms of the LYONs will remain unchanged in all material respects.

   Such interest shall accrue from the option exercise date and shall be payable semi-annually on a bond equivalent basis on the interest payment dates of February 8 and August 8 of each year to holders of record at the close of business on the 15th calendar day immediately preceding the interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the option exercise date. In the event that we exercise our option to pay interest in lieu of accrued original issue discount, the redemption price, purchase price and change in control purchase price on the LYONs will be adjusted, and contingent interest will cease to accrue. However, there will be no change in the holder's conversion rights.

   A "Tax Event" means that we shall have received an opinion from independent tax counsel experienced in such matters to the effect that, on or after the date of this prospectus, as a result of:

     (1) any amendment or addition to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or

     (2) any amendment or addition to, or change in, an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority,

in each case which amendment, addition or change is enacted, promulgated, issued or announced or which interpretation is issued or announced or which action is taken, on or after the date of this prospectus, there is more than an insubstantial risk that interest (including accrued tax original issue discount, accrued original issue discount and contingent interest, if any) payable on the LYONs either:

   -  would not be deductible on a current accrual basis; or

   -  would not be deductible under any other method,

in either case in whole or in part, by us (by reason of deferral, disallowance, or otherwise) for United States federal income tax purposes.

   If a proposal were ever enacted and made applicable to the LYONs in a manner that would limit our ability to either:

   - deduct the interest, including accrued tax original issue discount, accrued original issue discount and contingent interest, if any, payable on the LYONs on a current accrual basis, or

   - deduct the interest, including accrued tax original issue discount, accrued original issue discount and contingent interest, if any, payable on the LYONs under any other method for United States federal income tax purposes, such enactment would result in a Tax Event and the terms of the LYONs would be subject to modification at our option as described above.

   The modification of the terms of LYONs by us upon a Tax Event as described above could possibly alter the timing of income recognition by holders of the LYONs with respect to the semi-annual payments of interest due on the LYONs after the option exercise date. See "Certain United States Federal Income Tax Consequences -- Tax Event."

EVENTS OF DEFAULT

   The following are events of default for the LYONs:

      (1) default in payment of the principal amount at maturity (or, if the LYONs have been converted to semi-annual coupon notes following a Tax Event, the restated principal amount), redemption price, purchase price or change in control purchase price with respect to any LYON when such becomes due and payable;

      (2) default in payment of any contingent interest or of interest which becomes payable after the LYONs have been converted by us into semi-annual coupon notes following the occurrence of a Tax Event, which default, in either case, continues for 30 days;

      (3) failure by us or CHL to comply with any of the other agreements in the LYONs or the indenture upon receipt by us or CHL of notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount at maturity of the LYONs then outstanding and the failure to cure (or obtain a waiver of) such default within 60 days after receipt of such notice;

      (4) (A) failure by us or CHL to make any payment by the end of any applicable grace period after maturity of indebtedness, which term as used in the indenture means obligations (other than nonrecourse obligations) of CCI or CHL, as the case may be, for borrowed money or evidenced by bonds, debentures, notes or similar instruments in an amount (taken together with amounts in (B)) in excess of $50 million and continuance of such failure, or
   (B) the acceleration of indebtedness in an amount (taken together with the amounts in (A)) in excess of $50 million because of a default with respect to such indebtedness without such indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled in case of (A) or (B) above, for a period of 30 days after written notice to us by the trustee or to us and the trustee by the holders of not less than 25% in aggregate principal amount at maturity of the LYONs then outstanding. However, if any such failure or acceleration referred to in (A) or (B) above shall cease to exist or be cured, waived, rescinded or annulled, then the event of default by reason thereof shall be deemed not to be continuing; or

      (5) certain events of bankruptcy or insolvency affecting CCI or CHL.

If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount at maturity of the LYONs then outstanding may declare the issue price of the LYONs plus the original issue discount on the LYONs accrued through the date of such declaration, and any accrued and unpaid interest (including contingent interest) through the date of such declaration, to be immediately due and payable. In the case of certain events of bankruptcy or insolvency of CCI or CHL, the issue price of the LYONs plus the original issue discount and any contingent interest accrued thereon through the occurrence of such event shall automatically become and be immediately due and payable. If the LYONs have been converted to semi-annual coupon notes following the occurrence of a Tax Event, the amount due on an acceleration will be the restated principal amount plus accrued and unpaid interest.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

   Information reporting will apply to payments of interest (including original issue discount and a payment in shares of common stock pursuant to a conversion of the LYONs) or dividends, if any, made by us on the proceeds of the sale or other disposition or retirement of the LYONs or shares of common stock with respect to certain noncorporate holders, and United States federal backup withholding tax at the rate of 31% may apply if the recipient of such payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amounts so withheld will be allowed as a credit against such U.S. Holder's United States federal income tax liability, provided that the required information is provided to the IRS.

MERGER AND SALES OF ASSETS BY CCI

   The indenture provides that CCI or CHL may not consolidate with or merge with or into any other person or convey, transfer or lease its properties and assets substantially as an entirety to another person, unless among other items:

   (i) the resulting, surviving or transferee person is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia; provided, that, this condition will not apply if independent tax counsel experienced in such matters delivers an opinion to CCI or CHL stating that, under then existing laws, there would be no adverse tax consequences to the holders of the LYONs in the event this condition were not satisfied;

   (ii) such person assumes all obligations of CCI or CHL, as the case may be, under the LYONs and the indenture; and

   (iii) CCI, CHL or such successor person shall not immediately thereafter be in default under the indenture.

   Upon the assumption of CCI's or CHL's obligations by such a person in such circumstances, subject to certain exceptions, CCI or CHL, as the case may be shall be discharged from all obligations under the LYONs and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring on or prior to February 8, 2006 could constitute a change in control permitting each holder to require CCI to purchase the LYONs of such holder as described above.

MODIFICATION

   We, CHL and the trustee may enter into supplemental indentures that add, change or eliminate provisions of the indenture or modify the rights of the holders of the LYONs with the consent of the holders of at least a majority in principal amount at maturity of the LYONs then outstanding. However, without the consent of each holder, no supplemental indenture may:

   - alter the manner of calculation or rate of accrual of original issue discount or interest (including contingent interest) on any LYON or extend the time of payment;

   - make any LYON payable in money or securities other than that stated in the LYON;

   -  change the stated maturity of any LYON;

   - reduce the principal amount at maturity, accrued original discount, redemption price, purchase price or change in control purchase price with respect to any LYON;

   - make any change that affects the right of a holder to convert any LYON in an adverse manner;

   - make any change that affects the right to require us to purchase a LYON in an adverse manner;

   - make any change to the guarantee that affects the rights of the holders of LYONs thereunder in an adverse manner;

   - impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the LYONs; or

   - change the provisions in the indenture that relate to modifying or amending the indenture.

   Without the consent of any holder of LYONs, we, CHL and the trustee may enter into supplemental indentures for any of the following purposes:

   - to evidence a successor to us or CHL and the assumption by that successor of our and CHL's obligations under the indenture and the LYONs;

   - to add to our or CHL's covenants for the benefit of the holders of the LYONs or to surrender any right or power conferred upon us or CHL;

   -  to secure our obligations in respect of the LYONs;

   - to make any changes or modifications to the indenture necessary in connection with the registration of the LYONs under the Securities Act and the qualification of the LYONs under the Trust Indenture Act as contemplated by the indenture;

   -  to cure any ambiguity or inconsistency in the indenture; and

   - to make any change that does not affect the rights of the holders of the LYONs in an adverse manner.

   The holders of a majority in principal amount at maturity of the outstanding LYONs may, on behalf of the holders of all LYONs:

   - waive compliance by us or CHL with restrictive provisions of the indenture, as detailed in the indenture; and

   - waive any past default under the indenture and its consequences, except a default in the payment of the principal amount at maturity, issue price, accrued and unpaid interest, accrued and unpaid contingent interest, accrued original issue discount, redemption price, purchase price or change in control purchase price or obligation to deliver common stock upon conversion with respect to any LYON or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding LYON affected.

DISCHARGE OF THE INDENTURE

   We may satisfy and discharge our obligations under the indenture and CHL's obligations under the guarantee by delivering to the trustee for cancellation of all outstanding LYONs or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the LYONs have become due and payable, whether at stated maturity, or any redemption date, or any purchase date, or a change in control purchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding LYONs and paying all other sums payable under the indenture.

CALCULATIONS IN RESPECT OF LYONs

   We are responsible for making all calculations called for under the LYONs. These calculations include, but are not limited to, determination of the average market prices of the LYONs and of our common stock and amounts of contingent interest payments, if any, payable on the LYONs. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of LYONs. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification.

LIMITATIONS OF CLAIMS IN BANKRUPTCY

   If a bankruptcy proceeding is commenced in respect of CCI or CHL, the claim of the holder of a LYON is, under Title 11 of the United States Code, limited to the issue price of the LYON plus that portion of the original issue discount that has accrued from the date of issue to the commencement of the proceeding.

GOVERNING LAW

       The indenture, the LYONs and the guarantee are governed by, and will be construed in accordance with, the law of the State of New York.

TRUSTEE

       The Bank of New York is the trustee, registrar, paying agent and conversion agent under the indenture for the LYONs.

BOOK-ENTRY SYSTEM

       The LYONs have been issued only in the form of global securities held in book-entry form. DTC or its nominee will be the sole registered holder of the LYONs for all purposes under the indenture. Owners of beneficial interests in the LYONs represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in the limited circumstances described under "-- Exchange of Global Securities."

       Unless and until LYONs are exchanged for certificated securities as described in the next section (and then except to the extent they have been so exchanged), the procedures described in this prospectus, the LYONs, the indenture and other similar documents relating to the conversion of LYONs, the surrender of LYONs for repurchase or payment, identification of LYONs by certificate number and similar matters will be relevant only to DTC as the registered holder.

       Owners of beneficial interests will be required to follow such procedures as DTC (or its direct and indirect participants) may establish for exercising rights under or in respect of their interests, including conversion or repurchase rights. Beneficial owners will not be holders and will not be entitled to any direct rights provided to the holders of LYONs under the global securities or the indenture. CCI and the trustee, and any of their respective agents, will treat DTC as the sole holder and registered owner of the global securities.

EXCHANGE OF GLOBAL SECURITIES

       We will exchange LYONs represented by global securities for certificated securities with the same terms (and the holders thereof will then be required to follow the procedures established in the LYONs and the indenture for converting, requiring repurchase or otherwise dealing with the LYONs) only if:

       - DTC is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and a successor depositary is not appointed by us within 90 days;

       - we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or

       -      a default under the indenture occurs and is continuing.

       DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

       DTC facilitates the settlement of transactions among its participants through electronic computerized book-entry changes in participants' accounts, eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, including Merrill Lynch, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

                          DESCRIPTION OF CAPITAL STOCK

       The following description of our capital stock is not complete and is qualified in its entirety by reference to our restated certificate of incorporation and to any certificate of designations in the event we offer preferred stock.

COMMON STOCK

       We have authorized under our restated certificate of incorporation 240,000,000 shares of common stock, par value $.05 per share. As of April 1, 2001, 118,425,434 shares of our common stock were issued and outstanding and were held by 1,989 record holders. Each record holder of our common stock is entitled to cast one vote per share on all matters submitted to a vote of our stockholders. We may pay dividends to the record holders of our common stock only when, as and if declared by our board of directors, out of funds legally available for those dividends. Each share of our common stock shares equally in those dividends and in other distributions to holders of our common stock, including distributions made if we liquidate, dissolve or wind up our affairs. Our common stock carries no preemptive, conversion, subscription, redemption, sinking fund or cumulative voting rights.

PREFERRED STOCK PURCHASE RIGHTS

       In February 1988, our board of directors declared a dividend of one preferred stock purchase right for each outstanding share of our common stock. As the result of stock splits and stock dividends, 0.399 of a stock purchase right is presently associated with each outstanding share of our common stock, and 0.399 of a stock purchase right will be associated with each share of our common stock that is issued prior to the Distribution Date (as defined below). Each stock purchase right, when exercisable, allows its holder to purchase from us one one-hundredth of a share of our Series A Participating Preferred Stock, par value $0.05 per share, at a price of $145, subject to adjustments in some instances to prevent dilution.

       These stock purchase rights are evidenced by our common stock certificates and may not be exercised or transferred apart from our common stock until of the earlier of the date (the "Distribution Date") of a public announcement that a person or group without our prior consent has acquired 20% or more of our common stock (an "Acquiring Person") or the date that is ten days (subject to extension by our board of directors) after a tender offer for our common stock is commenced without our prior consent.

       If any person becomes an Acquiring Person, each stock purchase right (except those owned by the Acquiring Person) will allow its holder to purchase, at the then current exercise price of the stock purchase right, the number of shares of our common stock, or their equivalent, that, at the time of the transaction, would have a market value of two times the exercise price of the stock purchase right. Our board of directors may delay the exercisability of the stock purchase rights during the period in which they are exercisable only for our Series A Participating Preferred Stock (and not our common stock).

       If after a person has become an Acquiring Person we are acquired in a merger or other business combination, each stock purchase right (except those held by the Acquiring Person) will entitle its holder to purchase, at the then current exercise price of the stock purchase right, the number of shares of our common stock, or their equivalent, of the other party (or its publicly traded parent company) to the merger or business combination that at the time of the transaction would have a market value of two times the exercise price of the stock purchase right. The stock purchase rights expire on the earliest of February 28, 2002, the date certain merger transactions close or the date we elect to redeem the stock purchase rights before any person becomes an Acquiring Person.

PREFERRED STOCK

       We have authorized under our restated certificate of incorporation 1,500,000 shares of preferred stock, par value $.05 per share. Our board of directors is authorized to provide for the issuance of preferred stock in one or more series with the distinctive designations as may be stated in the resolution or resolutions providing for the issuance of that preferred stock. At the time that it authorizes any series of preferred stock, our board of directors will determine the number of shares constituting that series and its designation and fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series.

       At this time, our board of directors has authorized only two series of preferred stock for issuance: One of these series has been designated as Series A Participating Preferred Stock which is issuable upon the exercise of our stock purchase rights. See "-- Preferred Stock Purchase Rights" above. The other series has been designated as Series B Cumulative Preferred Stock. Our board of directors could, without stockholder approval, cause us to issue preferred stock that has voting, conversion and other rights that could adversely affect the holders of our common stock or make it more difficult to cause a change in control of our company. The preferred stock could be used to dilute the stock ownership of persons seeking to obtain control of our company and thereby hinder a possible takeover attempt which, if stockholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our stockholders. In addition, the preferred stock could be issued with voting, conversion and other rights and preferences that would adversely affect the voting power and other rights of holders of our common stock.

OTHER PROVISIONS OF OUR RESTATED CERTIFICATE OF INCORPORATION AND OUR BYLAWS

       In addition to the stock purchase rights described above under "-- Preferred Stock Purchase Rights" and the terms of any preferred stock that we may determine to issue as described above under "-- Preferred Stock," other provisions of our restated certificate of incorporation and our bylaws may make it more difficult for a third party to acquire, or may discourage a third party from attempting to acquire, control of our company. Our restated certificate of incorporation includes the following provisions:

       (1) It provides for a three-year staggered board of directors, vacancies on which may be filled by the board of directors and whose members may be removed only for cause and only by the vote of the holders of two-thirds of the outstanding shares of our common stock.

       (2) It limits our power to purchase shares of our voting stock from a five percent holder at a price exceeding its fair market value, unless the purchase is approved by holders of a majority of those voting shares (unless applicable law requires a greater vote), without the vote of that five percent holder. Voting stock is defined as capital stock that has the right to vote generally on matters relating to our company and any security which is convertible into that stock.

       (3)    It prohibits action by written consent of our stockholders.

       (4) It provides that our bylaws may be amended by our board of directors or, with some exceptions, by a vote of two-thirds of our voting shares and further provides that a two-thirds vote of all of our voting shares is required to amend the provisions of our restated certificate of incorporation that are described in this section, unless the amendment has been approved by two-thirds of our board of directors and a majority of our continuing directors. Continuing directors are directors who became members of our board of directors before any stockholder who beneficially owns ten percent of the outstanding shares first became a ten percent stockholder.

       Our bylaws provide that special meetings of the stockholders may be called only by our directors and limits the business that may be transacted at those meetings to those matters set forth in the request of the proposed meeting.

TRANSFER AGENT AND REGISTRAR

       The transfer agent and registrar for our common stock is The Bank of New York.

              CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

GENERAL

       This is a summary of certain United States federal income tax consequences relevant to holders of LYONs. This summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (possibly with retroactive effect) or possible differing interpretations. The discussion below deals only with LYONs held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, tax-exempt entities, persons holding LYONs in a tax-deferred or tax-advantaged account, or persons holding LYONs as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes. Persons considering the purchase of the LYONs should consult their own tax advisors concerning the application of the United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the LYONs arising under the laws of any other taxing jurisdiction.

       We do not address all of the tax consequences that may be relevant to a holder. In particular, we do not address:

       - the United States federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of LYONs;

       - the United States federal estate, gift or alternative minimum tax consequences of the purchase, ownership or disposition of LYONs;

       - persons who hold the LYONs whose functional currency is not the United States dollar;

       - any state, local or foreign tax consequences of the purchase, ownership or disposition of LYONs; or

       - any federal, state, local or foreign tax consequences of owning or disposing of the common stock.

       Accordingly, you should consult your own tax advisor regarding the tax consequences of purchasing, owning and disposing of the LYONs and the common stock in light of your own circumstances.

       A U.S. Holder is a beneficial owner of the LYONs who or which is:

       - a citizen or individual resident of the United States, as defined in Section 7701(b) of the Internal Revenue Code of 1986, as amended (which we refer to as the Code);

       - a corporation, including any entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

       - an estate if its income is subject to United States federal income taxation regardless of its source; or

       - a trust if (1) a United States court can exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of its substantial decisions.

       Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as a U.S. Holder prior to such date, may also be treated as U.S. Holders. A Non-U.S. Holder is a holder of LYONs other than a U.S. Holder.

       No statutory, administrative or judicial authority directly addresses the treatment of the LYONs or instruments similar to the LYONs for United States federal income tax purposes. No rulings have been sought or are expected to be sought from the Internal Revenue Service (which we refer to as the IRS) with respect to any of the United States federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. As a result, no assurance can be given that the IRS will agree with the tax characterizations and the tax consequences described below.

       WE URGE PROSPECTIVE INVESTORS TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE LYONS AND THE COMMON STOCK IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

CLASSIFICATION OF THE LYONs

       We have been advised by our counsel, Munger, Tolles & Olson LLP, that, in their opinion, the LYONs will be treated as indebtedness for United States federal income tax purposes and that the LYONs will be subject to the special regulations governing contingent payment debt instruments (which we refer to as the CPDI regulations).

ACCRUAL OF INTEREST ON THE LYONs

       Pursuant to the terms of the indenture, we and each holder of the LYONs agree, for United States federal income tax purposes, to treat the LYONs as debt instruments that are subject to the CPDI regulations. Pursuant to these regulations, U.S. Holders of the LYONs will be required to accrue interest income on the LYONs, in the amounts described below, regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting. Accordingly, U.S. Holders will be required to include interest in taxable income in each year in excess of the accruals on the LYONs for non-tax purposes and in excess of any contingent interest payments actually received in that year.

       The CPDI regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount for United States federal income tax purposes, for each accrual period prior to and including the maturity date of the LYONs that equals:

       (1) the product of (i) the adjusted issue price (as defined below) of the LYONs as of the beginning of the accrual period; and (ii) the comparable yield to maturity (as defined below) of the LYONs, adjusted for the length of the accrual period;

       (2)    divided by the number of days in the accrual period; and

       (3) multiplied by the number of days during the accrual period that the U.S. Holder held the LYONs.

       A LYON's issue price is the first price at which a substantial amount of the LYONs is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a LYON is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments previously made with respect to the LYONs.

       Based on the advice of our counsel, Munger, Tolles & Olson LLP, we intend to treat the term "comparable yield" as the annual yield we would pay, as of the initial issue date, on a fixed-rate nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the LYONs. Based in part on that advice, we intend to take the position that the comparable yield for the LYONs is 6.53% compounded semiannually. The specific yield, however, is not entirely clear. If the comparable yield were successfully challenged by the IRS, the redetermined yield could be materially greater or less than the comparable yield provided by the company. Moreover, the projected payment schedule could differ materially from the projected payment schedule provided by the company.

       The CPDI regulations require that we provide to U.S. Holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments, which we refer to as projected payments, on the LYONs. This schedule must produce the comparable yield. The projected payment schedule includes estimates for certain payments of contingent interest and an estimate for a payment at maturity taking into account the conversion feature.

       The comparable yield and the schedule of projected payments are set forth in the indenture that has been filed as an exhibit to the registration statement to which this prospectus is a part.

       For United States federal income tax purposes, a U.S. Holder must use the comparable yield and the schedule of projected payments in determining its interest accruals, and the adjustments thereto described below, in respect of the LYONs, unless such U.S.

Holder timely discloses and justifies the use of other estimates to the IRS. A U.S. Holder that determines its own comparable yield or schedule of projected payments must also establish that our comparable yield or schedule of projected payments is unreasonable.

       THE COMPARABLE YIELD AND THE SCHEDULE OF PROJECTED PAYMENTS ARE NOT DETERMINED FOR ANY PURPOSE OTHER THAN FOR THE DETERMINATION OF A U.S. HOLDER'S INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE LYONs FOR UNITED STATES FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE ON THE LYONs.

       Amounts treated as interest under the CPDI regulations are treated as original issue discount for all purposes of the Code.

ADJUSTMENTS TO INTEREST ACCRUALS ON THE LYONs

       If, during any taxable year, a U.S. Holder receives actual payments with respect to the LYONs for that taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a "net positive adjustment" under the CPDI regulations equal to the amount of such excess. The U.S. Holder will treat a "net positive adjustment" as additional interest income for the taxable year. For this purpose, the payments in a taxable year include the fair market value of property received in that year.

       If a U.S. Holder receives in a taxable year actual payments with respect to the LYONs for that taxable year that in the aggregate were less than the amount of projected payments for that taxable year, the U.S. Holder will incur a "net negative adjustment" under the CPDI regulations equal to the amount of such deficit. This adjustment will (a) reduce the U.S. Holder's interest income on the LYONs for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder's interest income on the LYONs during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments.

RIDER 37A

       If a U.S. Holder purchases LYONs at a discount or premium to the adjusted issue price, the discount will be treated as a positive adjustment and the premium will be treated as a negative adjustment. The U.S. Holder must reasonably allocate the adjustment over the remaining term of the LYONs by reference to the accruals of original issue discount at the comparable yield or to the projected payments. It may be reasonable to allocate the adjustment over the remaining term of the LYONs pro rata with the accruals of original issue discount at the comparable yield. You should consult your tax advisors regarding these allocations.

SALE, EXCHANGE, CONVERSION OR REDEMPTION

       Generally, the sale or exchange of a LYON, or the redemption of a LYON for cash, will result in taxable gain or loss to a U.S. Holder. As described above, our calculation of the comparable yield and the schedule of projected payments for the LYONs takes into account the receipt of stock upon conversion as a contingent payment with respect to the LYONs. Accordingly, we intend to treat the receipt of our common stock by a U.S. Holder upon the conversion of a LYON, or upon the redemption of a LYON where we elect to pay in common stock, as a contingent payment under the CPDI regulations. As described above, holders are generally bound by our determination of the comparable yield and the schedule of projected payments. Under this treatment, a conversion or such a redemption will also result in taxable gain or loss to the U.S. Holder. The amount of gain or loss on a taxable sale, exchange, conversion or redemption will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder, including the fair market value of any of our common stock received, and (b) the U.S. Holder's adjusted tax basis in the LYON. A U.S. Holder's adjusted tax basis in a LYON will generally be equal to the U.S. Holder's original purchase price for the LYON, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above), and decreased by the amount of any projected payments previously made on the LYONs to the U.S. Holder. Gain recognized upon a sale, exchange, conversion or redemption of a LYON will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if the LYON is held for more than one year). The deductibility of net capital losses by individuals and corporations is subject to limitations.

       A U.S. Holder's tax basis in our common stock received upon a conversion of a LYON or upon a holder's exercise of a put right that we elect to pay in common stock will equal the then current fair market value of such common stock. The U.S. Holder's holding period for the common stock received will commence on the day immediately following the date of conversion or redemption.

CONSTRUCTIVE DIVIDENDS

       If at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the LYONs, the conversion rate of the LYONs is increased, such increase may be deemed to be the payment of a taxable dividend to holders of the LYONs.

       For example, an increase in the conversion rate in the event of distributions of our evidences of indebtedness or our assets or an increase in the event of an extraordinary cash dividend will generally result in deemed dividend treatment to holders of the LYONs, but generally an increase in the event of stock dividends or the distribution of rights to subscribe for common stock will not.

TREATMENT OF NON-U.S. HOLDERS

       Payments of contingent interest made to Non-U.S. Holders will not be exempt from United States federal income or withholding tax and, therefore, Non-U.S. Holders will be subject to withholding on such payments of contingent interest at a rate of 30%, subject to reduction by an applicable treaty or upon the receipt of a Form W-8ECI from a Non-U.S. Holder claiming that the payments are effectively connected with the conduct of a United States trade or business. A Non-U.S. Holder that is subject to the withholding tax should consult its tax advisors as to whether it can obtain a refund for a portion of the withholding tax, either on the grounds that some portion of the contingent interest represents a return of principal under the CPDI regulations, or on some other grounds.

       All other payments on the LYONs made to a Non-U.S. Holder, including a payment in common stock pursuant to a conversion, and any gain realized on a sale or exchange of the LYONs (other than income or gain attributable to accrued contingent interest payments), will be exempt from United States income or withholding tax, provided that: (i) such Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and is not a bank receiving interest described in section 881(c)(3)(A) of the Code; (ii) the statement requirement set forth in section 871(h) or section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below;
(iii) such Non-U.S. Holder is not an individual who is present in the United States for 183 days or more in the taxable year of disposition, or such individual does not have a "tax home" (as defined in section 911(d)(3) of the Code) or an office or other fixed place of business in the United States; (iv) such payments and gain are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States and (v) our common stock continues to be actively traded within the meaning of section 871(h)(4)(C)(v)(I) of the Code (which, for these purposes and subject to certain exceptions, includes trading on the NYSE).

       The statement requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a LYONs certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a United States person and provides its name, address and such other information as the form may require.

       If a Non-U.S. Holder of the LYONs is engaged in a trade or business in the United States, and if interest on the LYONs is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States federal income tax on interest and on any gain realized on the sale or exchange of the LYONs in the same manner as if it were a U.S. Holder. In lieu of the certificate described in the preceding paragraph, such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. In addition, if such a Non-U.S. Holder is a foreign corporation, such Non-U.S. Holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

       Information reporting will apply to payments of interest (including original issue discount and a payment in common stock pursuant to a conversion of the LYONs) or dividends, if any, made by us on the proceeds of the sale or other disposition or retirement of the LYONs or shares of common stock with respect to certain noncorporate holders, and United States federal backup withholding tax at the rate of 31% may apply if the recipient of such payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amounts so withheld will be allowed as a credit against such U.S. Holder's United States federal income tax liability, provided that the required information is provided to the IRS.

TAX EVENT

       The modification of the terms of the LYONs by us upon a Tax Event as described in "Description of LYONs -- Optional Conversion to Semi-Annual Coupon Notes Upon Tax Event," could possibly alter the timing of income recognition by the holders.

                             SELLING SECURITYHOLDERS

       The LYONs were originally issued by us to and resold by Merrill Lynch in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by to be "qualified institutional buyers" as defined by Rule 144A under the Securities Act. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the LYONs listed below and shares of common stock issued upon purchase by us, or conversion, of such LYONs. When we refer to the "selling securityholders" in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders' interests.

       We are filing this registration statement pursuant to a registration rights agreement that we entered into with Merrill Lynch whereby we agreed, at our expense, and for the benefit of the holders of the LYONs, to file a shelf registration statement covering resale of the LYONs and the shares of common stock issuable upon conversion of the LYONs within 90 days after February 8, 2001 and to cause the registration statement to become effective within 210 days of February 8, 2001. We are also generally required to keep the registration statement effective until February 8, 2003 subject to certain black-out periods upon certain corporate events.

       The table below sets forth the name of each selling securityholder, the aggregate principal amount at maturity of LYONs that each selling securityholder may offer pursuant to this prospectus and the number of common shares into which such LYONs are convertible. Unless set forth below, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

       We have prepared the table below based on information given to us by the selling securityholders on or prior to April 25, 2001. However, any or all of the LYONs or common shares listed below may be offered for sale pursuant to this prospectus by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amounts of LYONs or common shares that will be held by the selling securityholders upon consummation of any such sales. In addition, the selling securityholders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their LYONs since the date as of which the information in the table is presented.

       Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements. From time to time, additional information concerning ownership of the LYONs and common shares may rest with certain holders thereof not named in the table below and of whom we are unaware.


-----------------------------------------------------------------------------------------------------------------------
                                       Aggregate
                                       Principal
                                       Amount at             Percentage of       Number of Common        Percentage of
                                    Maturity of LYONs            LYONs          Shares that May Be       Common Shares
              Name                  that May Be Sold          Outstanding             Sold (1)          Outstanding (2)
-----------------------------------------------------------------------------------------------------------------------
AIG SoundShore Holdings, Ltd.         $  4,643,000                  *                 53,720                   *
-----------------------------------------------------------------------------------------------------------------------
AIG SoundShore Opportunity
Holding Fund, Ltd.                    $  2,813,000                  *                 32,546                   *
-----------------------------------------------------------------------------------------------------------------------
AIG SoundShore Strategic
Holding Fund, Ltd.                    $  2,294,000                  *                 26,541                   *
-----------------------------------------------------------------------------------------------------------------------
Arpeggio Fund, LP                     $  1,200,000                  *                 13,884                   *
-----------------------------------------------------------------------------------------------------------------------
Associated Electric & Gas
Insurance Services Limited            $    500,000                  *                  5,785                   *
-----------------------------------------------------------------------------------------------------------------------
BankAmerica Pension Plan              $  6,000,000                  *                 69,420                   *
-----------------------------------------------------------------------------------------------------------------------
Bear, Stearns & Co. Inc.              $  7,500,000               1.11%                86,775                   *
-----------------------------------------------------------------------------------------------------------------------
City of Albany Pension Plan           $    180,000                  *                  2,083                   *
-----------------------------------------------------------------------------------------------------------------------
Clarica Life Insurance Co. --
U.S.                                  $    845,000                  *                  9,777                   *
-----------------------------------------------------------------------------------------------------------------------
Clarica Life Insurance Co. --
U.S.                                  $    275,000                  *                  3,182                   *
-----------------------------------------------------------------------------------------------------------------------
Delta Pilots Disability And
Survivorship Trust                    $  1,050,000                  *                 12,148                   *
-----------------------------------------------------------------------------------------------------------------------
Delta Pilots Disability And
Survivorship Trust                    $    350,000                  *                  4,049                   *
-----------------------------------------------------------------------------------------------------------------------
First Union National Bank             $ 10,000,000               1.48%               115,700                   *
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
First Union National Bank            $  25,100,000               3.71%               290,407                  *
-----------------------------------------------------------------------------------------------------------------------
Greek Catholic Union                 $      50,000                  *                    579                  *
-----------------------------------------------------------------------------------------------------------------------
Greek Catholic Union II              $      45,000                  *                    521                  *
-----------------------------------------------------------------------------------------------------------------------
Highbridge International LLC         $  38,500,000               5.70%               445,445                  *
-----------------------------------------------------------------------------------------------------------------------
H.K. Porter Company, Inc.            $      50,000                  *                    579                  *
-----------------------------------------------------------------------------------------------------------------------
IMF Convertible Fund                 $     800,000                  *                  9,256                  *
-----------------------------------------------------------------------------------------------------------------------
Investcorp - SAM Fund Ltd.           $   3,500,000                  *                 40,495                  *
-----------------------------------------------------------------------------------------------------------------------
Jackson County Employees'
Retirement System                    $     225,000                  *                  2,603                  *
-----------------------------------------------------------------------------------------------------------------------
Kettering Medical Center
Funded Depreciation Account          $     120,000                  *                  1,388                  *
-----------------------------------------------------------------------------------------------------------------------
Nomura Securities
International Inc.                   $  30,000,000               4.44%               347,100                  *
-----------------------------------------------------------------------------------------------------------------------
Peoples Benefit Life
Insurance Company                    $   4,000,000                  *                 46,280                  *
-----------------------------------------------------------------------------------------------------------------------
RAM Trading Ltd.                     $  25,000,000                                   289,250                  *
-----------------------------------------------------------------------------------------------------------------------
Rhapsody Fund, LP                    $   4,200,000                  *                 48,594                  *
-----------------------------------------------------------------------------------------------------------------------
Royal Bank of Canada                 $  20,000,000               2.96%               231,400                  *
-----------------------------------------------------------------------------------------------------------------------
SAM Investments LDC                  $  75,000,000              11.11%               867,750                  *
-----------------------------------------------------------------------------------------------------------------------
St. Albans Partners Ltd.             $  10,000,000               1.48%               115,700                  *
-----------------------------------------------------------------------------------------------------------------------
UBS O'Connor LLC                     $   6,700,000                  *                 77,519                  *
-----------------------------------------------------------------------------------------------------------------------
Unifi, Inc. Profit Sharing
Plan and Trust                       $     200,000                  *                  2,314                  *
-----------------------------------------------------------------------------------------------------------------------
White River Securities L.L.C.        $   7,500,000               1.11%                86,775                  *
-----------------------------------------------------------------------------------------------------------------------
All Other Holders of LYONs or
Future Transferees, Pledgees,
Donees, Assignees or
Successors of any such
Holders (3) (4)                      $ 386,360,000              57.24%             4,470,185               3.64%
-----------------------------------------------------------------------------------------------------------------------
Total                                $ 675,000,000                100%             7,809,750               6.19%
-----------------------------------------------------------------------------------------------------------------------

*      Less than one percent (1%).

(1)    Assumes conversion of all of the holder's LYONs at a conversion rate of
       11.57 common shares per $1,000 principal amount at maturity of the LYONs. This conversion rate is subject to adjustment, however, as described under "Description of the LYONs--Conversion Rights--Conversion Rate and Delivery of Common Shares." As a result, the number of common shares issuable upon conversion of the LYONs may increase or decrease in the future. Does not include common shares that may be issued by us upon purchase of LYONs by us at the option of the holder.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 118,425,434 common shares outstanding as of April 1, 2001. In calculating this amount for each holder, we treated as outstanding the number of common shares issuable upon conversion of all of that holder's LYONs, but we did not assume conversion of any other holder's LYONs. Does not include common shares that may be issued by us upon purchase of LYONs by us at the option of the holder.

(3) Information about other selling securityholders will be set forth in prospectus supplements, if required.

(4) Assumes that any other holders of LYONs, or any future pledgees, donees, assignees, transferees or successors of or from any such other holders of LYONs, do not beneficially own any common shares other than common shares issuable upon conversion of the LYONs at the initial conversion rate.

                              PLAN OF DISTRIBUTION

       We are registering the LYONs and common shares covered by this prospectus to permit holders to conduct public secondary trading of these securities from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the LYONs and common shares covered by this prospectus.

       We will not receive any of the proceeds from the resale of the LYONs by the selling securityholders or any common stock issuable upon conversion of the LYONs. We have been advised by the selling securityholders that the selling securityholders may sell all or a portion of the LYONs and common shares beneficially owned by them and offered hereby from time to time:

       -      directly; or

       - through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling securityholders or from the purchasers of the LYONs and common shares for whom they may act as agent.

       The LYONs and common shares may be sold from time to time in one or more transactions at:

       -      fixed prices, which may be changed;

       -      prevailing market prices at the time of sale;

       -      varying prices determined at the time of sale; or

       -      negotiated prices.

       These prices will be determined by the holders of the securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the selling securityholders from the sale of the LYONs or common shares offered by them hereby will be the purchase price of the LYONs or common shares less discounts and commissions, if any.

       The sales described in the preceding paragraph may be effected in transactions:

       - on any national securities exchange or quotation service on which the LYONs and common shares may be listed or quoted at the time of sale, including the New York Stock Exchange in the case of common shares;

       -      in the over-the-counter market;

       - in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

       -      through the writing of options.

       These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

       In connection with sales of the LYONs and common shares or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the LYONs and common shares in the course of hedging their positions. The selling securityholders may also sell the LYONs and common shares short and deliver the LYONs and common shares to close out short positions, or loan or pledge the LYONs and common shares to broker-dealers that in turn may sell the LYONs and common shares.

       To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the LYONs and common shares by the selling securityholders. Selling securityholders may not sell any, or may not sell all, of the LYONs and common shares offered by them pursuant to this prospectus. In addition, we cannot assure you that a selling securityholder will not transfer, devise or gift the LYONs and common shares by other means not described in this prospectus. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

       The outstanding common shares are listed for trading on the New York Stock Exchange.

       The selling securityholders and any broker and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the LYONs or common shares may be deemed to be "underwriters" within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the LYONs or common shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling securityholders may be deemed to be underwriting commissions.

       The LYONs were issued and sold in February 2001 in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the Initial Purchaser to be "qualified institutional buyers," as defined in Rule 144A under the Securities Act. We have agreed to indemnify the Initial Purchaser and each selling securityholder, and each selling securityholder has agreed to indemnify us, the Initial Purchaser and each other selling securityholder against specified liabilities arising under the Securities Act.

       The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the LYONs and the underlying common shares by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the LYONs and the underlying common shares to engage in market-making activities with respect to the particular LYONs and the underlying common shares being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the LYONs and the underlying common shares and the ability of any person or entity to engage in market-making activities with respect to the LYONs and the underlying common shares.

       We will use our reasonable efforts to keep the registration statement of which this prospectus is a part effective until the earlier of:

       - the sale, pursuant to the registration statement to which this prospectus relates, of all the securities registered thereunder;

       - the expiration of the holding period applicable to the securities held by persons that are not our affiliates under Rule 144(k) under the Securities Act or any successor provision; and

       - sale to the public under Rule 144 of all the securities registered thereunder.

       Our obligation to keep the registration statement to which this prospectus relates effective is subject to specified, permitted exceptions. In these cases, we may prohibit offers and sales of the LYONs and common shares pursuant to the registration statement to which this prospectus relates.


                                  LEGAL MATTERS

       Certain legal matters regarding the LYONs, the shares of common stock issuable upon conversion of the LYONs and the guarantee of CHL are being passed upon for CCI and CHL by Munger, Tolles & Olson LLP, Los Angeles, California.

                                     EXPERTS

       The consolidated financial statements of Countrywide (and subsidiaries) for the fiscal years ended February 28 (29), 2000, 1999 and 1998, have been audited by Grant Thornton LLP, independent certified public accountants. The financial statements and the reports of the independent certified public accountants, included in Countrywide's Annual Report on Form 10-K filed on May 30, 2000, are incorporated by reference in this document in reliance on said reports given on the authority of such firm as experts in accounting and auditing.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

       The Registrants are paying all of the selling securityholders' expenses related to this offering, except that the selling securityholders will pay any applicable broker's commissions and expenses. The following table sets forth the approximate amount of fees and expenses payable by the Registrants in connection with this Registration Statement and the distribution of the LYONs and shares of common stock registered hereby.

           SEC registration fee                                     $  119,708
                                                                    ----------
           Legal fees and expenses                                      40,000
           Accounting fees and expenses                                 20,000
           Printing and engraving expenses                              20,000
           Miscellaneous                                                10,500
                                                                    ----------
                   Total                                            $  210,208
                                                                    ==========

----------

       *Except for the SEC registration fee, all of the foregoing expenses have been estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

       Section 145 of the Delaware General Corporation Law provides, in substance, that Delaware corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any such action, suit or proceeding. The Delaware General Corporation Law also provides that Delaware corporations may purchase insurance on behalf of any such director, officer, employee or agent. Sections 722, 723, 725 and 726 of the New York Business Corporation Law are substantively equivalent to Section 145 of the Delaware General Corporation Law.

       Article SIXTH of the Certificate of Incorporation of Countrywide Credit Industries provides that Countrywide Credit Industries may indemnify its directors and officers to the full extent permitted by the laws of the State of Delaware. Article VIII of Countrywide Credit Industries' Bylaws provides that Countrywide Credit Industries shall indemnify its directors and officers, and persons serving as directors and officers of Countrywide Home Loans at the request of Countrywide Credit Industries, against any threatened, pending or completed action, suit or proceeding or investigation brought against such directors and officers by reason of the fact that such persons were such directors or officers, provided that such persons acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of Countrywide Credit Industries; except that in the case of actions brought by or in the right of Countrywide Credit Industries to procure a judgment in its favor, no indemnification is permitted in respect to any claim, issue or matter as to which any such director or officer shall have been adjudged to be liable to Countrywide Credit Industries unless the court in which the action was brought determines that such person is entitled to indemnification. Countrywide Credit Industries' Bylaws further contemplate that the indemnification provisions permitted thereunder are not exclusive of any other rights to which such directors and officers are otherwise entitled by means of Bylaw provisions, agreements, vote of stockholders or disinterested directors or otherwise. Countrywide Credit Industries has entered into indemnity agreements with certain of its directors and executive officers (including the directors and executive officers of Countrywide Home Loans), whereby such individuals are indemnified by Countrywide Credit Industries up to an aggregate limit of $5,000,000 for any claims made against such individual based on any act, omission or breach of duty committed while acting as a director or officer, except, among other things, cases involving dishonesty or improper personal benefit. Countrywide Credit Industries also maintains an insurance policy pursuant to which its directors and officers (including the directors and executive officers of Countrywide Home Loans) are insured against certain liabilities that might arise out of their relationship with Countrywide Credit Industries as directors and officers.

       Article SEVENTH of the Certificate of Incorporation provides that a director of Countrywide Credit Industries shall have no personal liability to Countrywide Credit Industries or its stockholders for monetary damages for breach of his fiduciary duty of care as a director to the full extent permitted by the Delaware General Corporation Law, as it may be amended from time to time.

ITEM 16. EXHIBITS

              4.1         --Specimen Certificate of Countrywide Credit
                            Industries' Common Stock (incorporated by reference to Exhibit 4.2 to Countrywide Credit Industries' Current Report on Form 8-K dated February 6, 1987)

              4.2         --Certificate of Amendment of Restated Certificate of
                            Incorporation of Countrywide Credit Industries (incorporated by reference to Exhibit 4.1 to Countrywide Credit Industries' Quarterly Report on Form 10-Q dated August 31, 1987)

              4.3         --Restated Certificate of Incorporation of Countrywide
                            Credit Industries (incorporated by reference to Exhibit 4.2 to Countrywide Credit Industries' Quarterly Report on Form 10-Q dated August 31, 1987)

              4.4         --Bylaws of Countrywide Credit Industries, as amended
                            and restated (incorporated by reference to Countrywide Credit Industries' Current Report on Form 8-K dated February 10, 1988)

              4.4.1       --Amendment to Bylaws of Countrywide Credit
                            Industries, Inc. dated January 28, 1998
                            (incorporated by reference to Exhibit 3.3.1 to Countrywide Credit Industries' Annual Report on Form 10-K dated February 28, 1998)

              4.4.2       --Amendment to Bylaws of Countrywide Credit
                            Industries, Inc. dated February 3, 1998
                            (incorporated by reference to Exhibit 3.3.1 to Countrywide Credit Industries' Annual Report on Form 10-K dated February 28, 1998)

              4.4.3       --Amendment to Bylaws of Countrywide Credit
                            Industries, Inc. dated March 24, 2000 (incorporated by reference to Exhibit 3.3.3 to Countrywide Credit Industries' Annual Report on Form 10-K dated February 29, 2000)

              4.4.4       --Amendment to Bylaws of Countrywide Credit
                            Industries, Inc. dated September 28, 2000
                            (incorporated by reference to Exhibit 3.3.4 to Countrywide Credit Industries' Quarterly Report on Form 10-Q dated August 31, 2000)

              4.5         --Rights Agreement, dated as of February 10, 1988,
                            between Countrywide Credit Industries and Bank of America NT & SA, as Rights Agent (incorporated by reference to Exhibit 4 to Countrywide Credit Industries' Form 8-A filed on February 12, 1988)

              4.6         --Amendment No. 1 to Rights Agreement, dated as of
                            March 24, 1992, between Countrywide Credit
                            Industries and Bank of America NT & SA, as Rights Agent (incorporated by reference to Exhibit 1 to Countrywide Credit Industries' Form 8 filed on March 27, 1992)

              4.7         --Indenture, dated as of February 8, 2001, among
                            Countrywide Credit Industries, Countrywide Home Loans and The Bank of New York, as trustee

              4.8         --Form of Liquid Yield Option (TM) Note Due 2031 (Zero
                            Coupon--Senior)

              4.9         --Registration Rights Agreement, dated as of February
                            8, 2001, among Countrywide Credit Industries, Countrywide Home Loans and Merrill Lynch, Pierce, Fenner & Smith Incorporated

              5.1         --Opinion of Munger, Tolles & Olson LLP, counsel to
                            Countrywide Credit Industries and Countrywide Home Loans, as to the validity of the securities being offered and as to certain tax matters

              8.1         --Opinion of Munger, Tolles & Olson LLP, counsel to
                            Countrywide Credit Industries and Countrywide Home Loans, as to certain tax matters (included in Exhibit 5.1)

              12.1        --Statement regarding computation of ratio of earnings
                            to fixed charges incorporated by reference to
                            Exhibit 12.1 to Countrywide Credit Industries' Annual Report on Form 10-K dated February 29, 2000

              23.1        --Consent of Grant Thornton LLP

              23.2        --Consent of Munger, Tolles & Olson LLP (included in
                            Exhibit 5.1)

              23.3        --Consent of Munger, Tolles & Olson LLP (included in
                            Exhibit 5.1)

              24          --Powers of Attorney for Countrywide Credit Industries
                            and Countrywide Home Loans relating to subsequent amendments (included on pages II-6, II-7 and II-8)

              25.1        --Form T-1 Statement of Eligibility Under Trust
                            Indenture Act of 1939 of The Bank of New York relating to Indenture

----------


ITEM 17. UNDERTAKINGS

       (a) The undersigned Countrywide Credit Industries and Countrywide Home Loans (the "Registrants") hereby undertake:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                     (i) To include any prospectus required by Section 10(a)(3)
              of the Securities Act of 1933;

                     (ii) To reflect in the prospectus any facts or events
              arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                     (iii) To include any material information with respect to
              the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

              Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

       (b) Each of the undersigned Registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Countrywide Credit Industries' annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, Countrywide Credit Industries, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas, State of California, on the 23rd day of April, 2001.

                                   COUNTRYWIDE CREDIT INDUSTRIES, INC.

                                   By:           /S/ ANGELO R. MOZILO
                                      ------------------------------------------
                                                   Angelo R. Mozilo
                                                Chairman of the Board
                                       of Directors and Chief Executive Officer



                                POWER OF ATTORNEY

       KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Angelo R. Mozilo, Stanford L. Kurland and Carlos M. Garcia, and each of them, his true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments (including post-effective amendments) to this Registration Statement, and any registration statement related to the offering contemplated by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as might or could be done in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               SIGNATURE                                 TITLE                          DATE
               ---------                                 -----                          ----
         /S/ ANGELO R. MOZILO                 Chairman of the Board of             April 26, 2001
--------------------------------------        Directors, Chief Executive
            ANGELO R. MOZILO                  Officer and President
                                              (Principal Executive
                                              Officer); Director

          /S/ CARLOS M. GARCIA                Senior Managing Director and         April 26, 2001
--------------------------------------        Chief Financial Officer
            CARLOS M. GARCIA                  (Principal Financial and
                                              Accounting Officer)

       /S/ JEFFREY M. CUNNINGHAM              Director                             April 26, 2001
--------------------------------------
         JEFFREY M. CUNNINGHAM

          /S/ ROBERT J. DONATO                Director                             April 26, 2001
--------------------------------------
            ROBERT J. DONATO

               SIGNATURE                                 TITLE                            DATE
               ---------                                 -----                            ----
                                              Director                             April 26, 2001
        /S/ MICHAEL E. DOUGHERTY
--------------------------------------
          MICHAEL E. DOUGHERTY

            /S/ BEN M. ENIS                   Director                             April 26, 2001
--------------------------------------
              BEN M. ENIS

            /S/ EDWIN HELLER                  Director                             April 26, 2001
--------------------------------------
              EDWIN HELLER

         /S/ STANFORD L KURLAND               Executive Managing Director          April 26, 2001
--------------------------------------        and Chief Operating Officer;
          STANFORD L. KURLAND                 Director

         /S/ OSCAR P. ROBERTSON               Director                             April 26, 2001
--------------------------------------
           OSCAR P. ROBERTSON

          /S/ HARLEY W. SNYDER                Director                             April 26, 2001
--------------------------------------
            HARLEY W. SNYDER

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, Countrywide Home Loans, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas, State of California, on the 23rd day of April, 2001.

                                   COUNTRYWIDE HOME LOANS, INC.

                                   By:          /S/ ANGELO R. MOZILO
                                      ------------------------------------------
                                                  Angelo R. Mozilo
                                         Chairman of the Board of Directors



                                POWER OF ATTORNEY

       KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Angelo R. Mozilo, Stanford L. Kurland and Carlos M. Garcia, and each of them, his true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments (including post-effective amendments) to this Registration Statement, and any registration statement related to the offering contemplated by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as might or could be done in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               SIGNATURE                                TITLE                         DATE
               ---------                                -----                         ----
          /S/ ANGELO R. MOZILO                Chairman of the Board of            April 26, 2001
--------------------------------------        Directors; Director
            ANGELO R. MOZILO

        /S/ STANFORD L. KURLAND               Chief Executive Officer and         April 26, 2001
--------------------------------------        President (Principal
          STANFORD L. KURLAND                 Executive Officer); Director

        /S/ THOMAS K. MCLAUGHLIN              Managing Director and Chief         April 26, 2001
--------------------------------------        Financial Officer (Principal
          THOMAS K. MCLAUGHLIN                Financial and Accounting
                                              Officer)

          /S/ CARLOS M. GARCIA                Senior Managing Director,           April 26, 2001
--------------------------------------        Chief Operating Officer;
            CARLOS M. GARCIA                  Director


            /S/ DAVID SAMBOL                  Senior Managing Director,           April 26, 2001
--------------------------------------        Capital Markets; Director
              DAVID SAMBOL

                                  EXHIBIT INDEX


              4.1         --Specimen Certificate of Countrywide Credit
                            Industries' Common Stock (incorporated by reference to Exhibit 4.2 to Countrywide Credit Industries' Current Report on Form 8-K dated February 6, 1987)

              4.2         --Certificate of Amendment of Restated Certificate of
                            Incorporation of Countrywide Credit Industries (incorporated by reference to Exhibit 4.1 to Countrywide Credit Industries' Quarterly Report on Form 10-Q dated August 31, 1987)

              4.3         --Restated Certificate of Incorporation of Countrywide
                            Credit Industries (incorporated by reference to Exhibit 4.2 to Countrywide Credit Industries' Quarterly Report on Form 10-Q dated August 31, 1987)

              4.4         --Bylaws of Countrywide Credit Industries, as amended
                            and restated (incorporated by reference to Countrywide Credit Industries' Current Report on Form 8-K dated February 10, 1988)

              4.4.1       --Amendment to Bylaws of Countrywide Credit
                            Industries, Inc. dated January 28, 1998
                            (incorporated by reference to Exhibit 3.3.1 to Countrywide Credit Industries' Annual Report on Form 10-K dated February 28, 1998)

              4.4.2       --Amendment to Bylaws of Countrywide Credit
                            Industries, Inc. dated February 3, 1998
                            (incorporated by reference to Exhibit 3.3.1 to Countrywide Credit Industries' Annual Report on Form 10-K dated February 28, 1998)

              4.4.3       --Amendment to Bylaws of Countrywide Credit
                            Industries, Inc. dated March 24, 2000 (incorporated by reference to Exhibit 3.3.3 to Countrywide Credit Industries' Annual Report on Form 10-K dated February 29, 2000)

              4.4.4       --Amendment to Bylaws of Countrywide Credit
                            Industries, Inc. dated September 28, 2000
                            (incorporated by reference to Exhibit 3.3.4 to Countrywide Credit Industries' Quarterly Report on Form 10-Q dated August 31, 2000)

              4.5         --Rights Agreement, dated as of February 10, 1988,
                            between Countrywide Credit Industries and Bank of America NT & SA, as Rights Agent (incorporated by reference to Exhibit 4 to Countrywide Credit Industries' Form 8-A filed on February 12, 1988)

              4.6         --Amendment No. 1 to Rights Agreement, dated as of
                            March 24, 1992, between Countrywide Credit
                            Industries and Bank of America NT & SA, as Rights Agent (incorporated by reference to Exhibit 1 to Countrywide Credit Industries' Form 8 filed on March 27, 1992)

              4.7         --Indenture, dated as of February 8, 2001, among
                            Countrywide Credit Industries, Countrywide Home Loans and The Bank of New York, as trustee

              4.8         --Form of Liquid Yield Option (TM) Note Due 2031 (Zero
                            Coupon--Senior)

              4.9         --Registration Rights Agreement, dated as of February
                            8, 2001, among Countrywide Credit Industries, Countrywide Home Loans and Merrill Lynch, Pierce, Fenner & Smith Incorporated

              5.1         --Opinion of Munger, Tolles & Olson LLP, counsel to
                            Countrywide Credit Industries and Countrywide Home Loans, as to the validity of the securities being offered and as to certain tax matters

              8.1         --Opinion of Munger, Tolles & Olson LLP, counsel to
                            Countrywide Credit Industries and Countrywide Home Loans, as to certain tax matters (included in Exhibit 5.1)

              12.1        --Statement regarding computation of ratio of earnings
                            to fixed charges incorporated by reference to
                            Exhibit 12.1 to Countrywide Credit Industries' Annual Report on Form 10-K dated February 29, 2000

              23.1        --Consent of Grant Thornton LLP

              23.2        --Consent of Munger, Tolles & Olson LLP (included in
                            Exhibit 5.1)

              23.3        --Consent of Munger, Tolles & Olson LLP (included in
                            Exhibit 5.1)

              24          --Powers of Attorney for Countrywide Credit Industries
                            and Countrywide Home Loans relating to subsequent amendments (included on pages II-6, II-7 and II-8)

              25.1        --Form T-1 Statement of Eligibility Under Trust
                            Indenture Act of 1939 of The Bank of New York relating to the Indenture

----------